Exhibit (k)(3)

SERVICES AGREEMENT

This Services Agreement (the “Agreement”) is entered into and effective as of May 5, 2023 (the “Effective Date”) by and between:

1.	SS&C GIDS, Inc., a corporation organized in the state of Delaware (referred to herein as “SS&C” or the “Transfer Agent”), and

2.	Golub Capital Private Credit Fund, a statutory trust organized in the state of Delaware (“the Fund”).

The Fund and SS&C each may be referred to individually as a “Party” or collectively as “Parties.”

1.	Definitions; Interpretation

1.1.	As used in this Agreement, the following terms have the following meanings:

(a)          “Action” means any civil, criminal, regulatory or administrative lawsuit, allegation, demand, claim, counterclaim, action, dispute, sanction, suit, request, inquiry, investigation, arbitration or proceeding, in each case, made, asserted, commenced or threatened by any Person (including any Government Authority).

(b)          “Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person and “control” of a Person means: (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that Person or (ii) the right to control the appointment of the board of trustees or analogous governing body, management or executive officers of that Person.

(c)          “Business Day” means a day other than a Saturday or Sunday on which the New York Stock Exchange is open for business.

(d)          “Claim” means any Action arising out of the subject matter of, or in any way related to, this Agreement or the Services.

(e)          “Fund Data” means all information with respect to the Fund’s business, financials, and customers, and Market Data provided by the Fund and all output and derivatives thereof, reasonably necessary to enable SS&C to perform the Services, but excluding SS&C Property.

(f)           “Confidential Information” means any information about the Fund or SS&C, including this Agreement, and any third party information that either Party is required to keep confidential, including “nonpublic personal information” under the Gramm-Leach-Bliley Act of 1999 and all “personal information” as defined in the Massachusetts Standards for the Protection of Personal Information, except for information that (i) is or becomes part of the public domain without breach of this Agreement by the receiving Party, (ii) was rightfully acquired from a third party, or is developed independently, by the receiving Party, or (iii) is generally known by Persons in the technology, securities, or financial services industries.

(g)          “Data Supplier” means a third party supplier of Market Data.

(h)          “Governing Documents” means the constitutional documents of the Fund.

(i)           “Government Authority” means any relevant administrative, judicial, executive, legislative or other governmental or intergovernmental entity, department, agency, commission, board, bureau or court, and any other regulatory or self-regulatory organizations, in any country or jurisdiction.

Transfer Agency Services

(j)           “Law” means statutes, rules, regulations, interpretations and orders of any Government Authority that are applicable to the party upon which compliance with such Law is being required or to its business.

(k)          “Losses” means any and all compensatory, direct, indirect, special, incidental, consequential, punitive, exemplary, enhanced or other damages, settlement payments, attorneys’ fees, costs, damages, charges, expenses, interest, applicable taxes or other losses of any kind.

(l)           “Market Data” means any third party market and reference data.

(m)         “Person” means any natural person or corporate or unincorporated entity or organization and that person’s personal representatives, successors and permitted assigns.

(n)          “Services” means the services listed in Schedule A, as may be amended, or under such other service Schedules, which may be added to this Agreement by the Parties from time to time.

(o)          “SS&C Associates” means SS&C and each of its Affiliates, members, shareholders, directors, officers, partners, employees, agents, successors or assigns.

(p)          “SS&C Property” means all hardware, software, source code, data, report designs, spreadsheet formulas, information gathering or reporting techniques, know-how, technology and all other property commonly referred to as intellectual property used by SS&C in connection with its performance of the Services.

(q)          “Third Party Claim” means a Claim (i) brought by any Person other than the indemnifying Party or (ii) brought by a Party on behalf of or that could otherwise be asserted by a third party.

1.2.          Other capitalized terms used in this Agreement but not defined in this Section 1 shall have the meanings ascribed thereto.

1.3.          Section and Schedule headings shall not affect the interpretation of this Agreement. This Agreement includes the schedules and appendices hereto. In the event of a conflict between this Agreement and a schedule or appendix, the former shall control, except to the extent that such schedule or appendix expressly provides otherwise as to the services under such schedule or appendix.

1.4.          Words in the singular include the plural and words in the plural include the singular. The words “including,” “includes,” “included” and “include”, when used, are deemed to be followed by the words “without limitation.” Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof,” “herein” and “hereunder” and words of analogous import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.5.          The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Agreement, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party that are not referenced in this Agreement or the applicable Schedule. The Parties have mutually negotiated the terms hereof and there shall be no presumption of law relating to the interpretation of contracts against the drafter.

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2.	Services and Fees

2.1.          Subject to the terms of this Agreement, SS&C will perform for the Fund the Services set forth in Schedule A and such other service schedules as may be added to this Agreement by the Parties (collectively, the “Service Schedules”). SS&C shall be under no duty or obligation to perform any service except as specifically listed in the Service Schedules, or take any other action except as specifically listed in a Service Schedules to this Agreement, or this Agreement, and no other duties or obligations, including, valuation related, fiduciary or analogous duties or obligations, shall be implied. The Fund’s request to change the Services, including those necessitated by a change to the Governing Documents of the Fund or a change in applicable Law, will only be binding on SS&C when they are reflected in an amendment to the Service Schedules. For clarification, this will include costs related changes to the software, systems or processes used by SS&C to provide the Services necessitated by change in applicable Law; provided in such case the Fund will only be responsible for its pro-rata share of such cost.

2.2.          In carrying out its duties and obligations pursuant to this Agreement, some or all Services may be delegated by SS&C to one or more of its Affiliates or other Persons (and any Fund consent to such delegation, if any, shall not be unreasonably revoked or withheld in respect of any such delegations), provided that such Persons are selected in good faith and with reasonable care, are duly registered as may be required under all Laws applicable to SS&C to perform the Services delegated, have the facilities and staff to perform the Services delegated and are monitored by SS&C. If SS&C delegates any Services, (i) such delegation shall not relieve SS&C of its duties and obligations hereunder, (ii) such delegation shall be subject to a written agreement obliging the delegate to comply with the relevant delegated duties and obligations of SS&C under this Agreement and Laws applicable to SS&C, and (iii) if required by applicable Law, SS&C will identify such agents and the Services delegated and will update the Fund when making any material changes in sufficient detail to enable the Fund to object to a particular arrangement.

2.3.          The Fund agrees to pay the fees, charges and expenses as set out in the fee schedule agreed upon by the parties in a separate letter (the “Fee Letter”), which may be amended by mutual written agreement of the Parties from time to time, within thirty (30) days following the receipt of SS&C’s invoice, except for any fees or expenses that are subject to good faith dispute. The Fee Letter is incorporated by reference into this Agreement and subject to the terms of this Agreement. If an invoice is not paid when due, the Fund shall pay SS&C interest thereon (from the due date to the date of payment) at rate equal to one and one-half percent (1.5%) per month while such amount remained unpaid. Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable state law.

2.4.          Charges attendant to the development of reasonable changes to the TA2000 System requested by the Fund (“Client Requested Software”) shall be at SS&C's standard rates and fees in effect at the time and shall be documented by the Parties in a written statement of work under this Agreement. Upon the Fund’s request, SS&C will provide the Fund with its standard rates and fees for the development of Client Requested Software. If the cost to SS&C of operating the TA2000 System is increased by the addition of Client Requested Software, SS&C shall be entitled to increase its fees by an amount to be mutually agreed upon.

2.5.          The Fund may request a material modification of the Services provided under this Agreement by providing SS&C with a written request outlining the scope of such requested changes. SS&C will respond to such notice as promptly as possible, but no more than 30 days after the request is made, by providing the Fund with (a) an estimate of the project cost and timeframe for completion, or (b) a written explanation of why SS&C cannot implement the requested service change (“Change Notice Response”). In the event the Fund and/or SS&C believe that a change in law, regulation, rule, industry practice or other requirement necessitates a material system or service modification, the parties will discuss the potential change and SS&C may communicate with other similarly situated SS&C clients and/or industry groups to determine a commercially reasonable option for addressing such change. Any change requested or agreed upon by the Parties under this Section shall not be effective, and SS&C shall not be obligated to implement, until reflected in a written amendment to, or statement of work under, this Agreement mutually agreed upon and executed by both parties.

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3.	Fund Responsibilities

3.1.          The management and control of the Fund are vested exclusively in the Fund’s governing body (e.g., the board of trustees for a company) and its officers, subject to the terms and provisions of the Fund’s Governing Documents. The Fund’s governing body will make all decisions, perform all management functions relating to the operation of the Fund and the Fund’s governing body or its duly appointed officers shall authorize all Transactions, and the Fund’s governing body may delegate authority to an executive committee or the Fund’s investment adviser. Without limiting the foregoing, the Fund shall:

(a)          Designate properly qualified individuals to oversee the Services and establish and maintain internal controls, including monitoring the ongoing activities of the Fund.

(b)          Evaluate the accuracy, and accept responsibility for the results, of the Services, review and approve all reports, analyses and records resulting from the Services and inform SS&C of any errors that it is in a position to identify.

(c)          Provide SS&C with timely and accurate information required by SS&C in order to perform the Services and its duties and obligations hereunder.

3.2.          The Fund is solely and exclusively responsible for ensuring that it complies with Law and its respective Governing Documents. It is the Fund’s responsibility to provide all final Fund Governing Documents as of the Effective Date. The Fund will notify SS&C in writing of any changes to the Fund Governing Documents that may materially impact the Services prior to such changes taking effect. SS&C is not responsible for monitoring compliance by the Fund with (i) Law, or (ii) its respective Governing Documents.

3.3.          In the event that Market Data is supplied to or through SS&C Associates in connection with the Services, the Market Data is proprietary to Data Suppliers and is provided on a limited internal-use license basis. Market Data may: (i) only be used by the Fund in connection with the Services and (ii) not be disseminated by the Fund or used to populate internal systems in lieu of obtaining a data license. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice. Notwithstanding anything in this Agreement to the contrary, neither SS&C nor any Data Supplier shall be liable to the Fund or any other Person for any Losses with respect to Market Data, reliance by SS&C Associates or the Fund on Market Data or the provision of Market Data in connection with this Agreement.

3.4.          The Fund shall deliver, or instruct its agents, counsel, advisors, auditors, and any other Persons to deliver, to SS&C all Fund Data. The Fund shall arrange with each such Person to deliver such information and materials on a timely basis, and SS&C will not be required to enter into any agreements with that Person in order for SS&C to obtain information reasonably necessary to provide the Services.

3.5.          Notwithstanding anything in this Agreement to the contrary, so long as they act in good faith, SS&C Associates shall be entitled to rely on the authenticity, completeness and accuracy of any and all information and communications of whatever nature received by SS&C Associates from the Fund, its employees, Affiliates or agents in connection with the performance of the Services and SS&C’s duties and obligations hereunder, without further enquiry or liability.

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4.	Term

4.1.          The initial term of this Agreement will be from the Effective Date through May 4, 2026 (“Initial Term”). Thereafter, this Agreement will automatically renew for successive terms of 1 year each unless either SS&C or the Fund provides the other with a written notice of termination at least 180 calendar days prior to the commencement of any successive term (such periods, in the aggregate, the “Term”).

5.	Termination

5.1.          SS&C or the Fund also may, by written notice to the other, terminate this Agreement if any of the following events occur:

(a)          After the Initial Term, the Fund may terminate this Agreement for any reason by providing SS&C at least 90 days prior written notice and paying to SS&C the early termination fee set forth in Section 5.3

(b)          The other Party breaches any material term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within 90 calendar days after the non- breaching Party gives the other Party written notice of such breach.

(c)          The other Party (i) terminates or suspends its business, (ii) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or analogous authority, (iii) becomes subject to any bankruptcy, insolvency or analogous proceeding, (iv) where the other Party is the Fund if it becomes subject to a material Action or an Action that SS&C reasonably determines could cause SS&C reputational harm, or (v) where the other Party is the Fund, material changes in the Fund’s Governing Documents or the assumptions set forth in the Fee Letter are determined by SS&C, in its reasonable discretion, to materially affect the Services or to be materially adverse to SS&C.

With respect to subsections (b) and (c), if any such event occurs, the termination will become effective immediately or on the date stated in the written notice of termination, which date shall not be greater than 90 calendar days after the event.

5.2.          Upon receipt of a termination notice from the Fund, subject to the receipt by SS&C of all then-due fees, charges and expenses, SS&C shall continue to provide the Services up to the effective date of the termination notice; thereafter, SS&C shall have no obligation to perform any services of any type unless and to the extent set forth in an amendment to this Agreement executed by both Parties. In the event of the termination of this Agreement by either Party, SS&C shall provide reasonable exit assistance to the Fund in converting the Fund’s records from SS&C’s systems to whatever services or systems are designated by the Fund (the “Deconversion”); provided that all fees, charges and expenses have been paid, including any fees required under Section 5.3 for the balance of the unexpired portion of the Term. The Deconversion is subject to the recompense of SS&C for such assistance at its standard rates and fees in effect at the time and to a reasonable time frame for performance as agreed to by the parties. As used herein “reasonable exit assistance” shall not include requiring SS&C (i) to assist any new service or system provider to modify, to alter, to enhance, or to improve such provider’s system, or to provide any new functionality to such provider’s system, (ii) to disclose any protected information of SS&C, including the proprietary information of SS&C or its affiliates, or (iii) to develop Deconversion software, to modify any of SS&C’s software, or to otherwise alter the format of the data as maintained on any provider’s systems.

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5.3.          If the Fund elects to terminate this Agreement, pursuant to Section 5.1(a), the Fund agrees to pay an early termination fee in an amount equal to the average monthly fee paid by the Fund to SS&C under the Agreement multiplied by six (6) months. The terms of this Agreement, including the Fund’s payment of all applicable fees, charges and expenses, shall continue to apply to all Services performed by SS&C for the Fund after the notice of termination of this Agreement until all records of the Fund have been transferred to a new transfer agent.

5.4.          In the event that the Fund wishes to retain SS&C to perform additional transition or related post- termination services, including providing additional data and reports, the Fund and SS&C shall agree in writing to the additional services and related fees and expenses in an amendment to this Agreement. To the extent any services are performed by SS&C for the Fund after the termination of this Agreement, all of the provisions of this Agreement except portions that are inapplicable to such continuing services shall survive the termination of this Agreement for so long as those services are performed. Termination of this Agreement shall not affect: (i) any liabilities or obligations of any Party arising before such termination (including payment of fees and expenses) or (ii) any damages or other remedies to which a Party may be entitled for breach of this Agreement or otherwise. Sections 2.3, 5, 6, 8, 9, 10, 11, 12, and 13 of this Agreement shall survive the termination of this Agreement.

6.	Standard of Care, Limitation of Liability and Indemnification

6.1.          Pursuant to section 6.2, SS&C shall provide the Services in accordance with the terms and conditions set forth in this Agreement, applicable provisions of Section 17A under the 1934 Act, the rules and regulations thereunder applicable to SS&C’s acting as a transfer agent.

6.2.          Notwithstanding anything in this Agreement to the contrary SS&C Associates shall not be liable to the Fund for any action or inaction of any SS&C Associate except to the extent of Losses finally suffered, incurred or paid by the Fund that are determined by a court of competent jurisdiction to have resulted primarily from the gross negligence, willful misconduct or fraud of SS&C or SS&C Associates in the performance of SS&C’s duties or obligations under this Agreement. The Fund shall indemnify, defend and hold harmless SS&C Associates from and against Losses (including legal fees and costs to enforce this provision) that SS&C Associates suffer, incur, or pay as a result of any Third Party Claim or Claim among the Parties; except to the extent of Losses determined by a court of competent jurisdiction to have resulted primarily from the gross negligence, willful misconduct or fraud of SS&C Associates in the performance of SS&C’s duties or obligations under this Agreement. Any expenses (including legal fees and costs) incurred by SS&C Associates in defending or responding to any Claims (or in enforcing this provision) shall be paid by the Fund on a quarterly basis prior to the final disposition of such matter upon receipt by the Fund of an undertaking by SS&C to repay such amount if it shall be determined that an SS&C Associate is not entitled to be indemnified. The maximum aggregate amount of cumulative liability of SS&C Associates to the Fund for Losses arising out of the subject matter of, or in any way related to, this Agreement, except to the extent of Losses resulting primarily from the willful misconduct or fraud of SS&C in the performance of SS&C’s duties or obligations under this Agreement, during the Term hereof, shall not exceed the fees (but exluding any reimbursable expenses) paid by the Fund to SS&C under this Agreement for the most recent 24 months immediately preceding the date of the event giving rise to the Claim.

Except with respect to out-of-pocket expenses and judgements awarded against and payable by SS&C resulting from a claim for which SS&C is entitled to indemnification by the Fund under this Section 6, in no event shall either party be liable to the other party for Losses that are indirect, special, incidental, consequential, punitive, exemplary or enhanced or that represent lost profits, opportunity costs or diminution of value. The following Losses shall be considered direct Losses to the extent such Losses resulted primarily from SS&C’s gross negligence, willful misconduct or fraud with respect to its obligations under Sections 9 or 11, subject to the limitations of liability under Section 6 of this Agreement: (i) the cost of providing notice to affected individuals, Governmental Authorities, credit bureaus or other entities (ii) the cost of providing affected individuals with credit protection services for a reasonably limited period of time; and (iii) call center support for such affected individuals for a reasonably limited period of time.

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7.	Representations and Warranties

7.1.	Each Party represents and warrants to each other Party that:

(a)          It is a legal entity duly created, validly existing and in good standing under the Law of the jurisdiction in which it is created, and is in good standing in each other jurisdiction where the failure to be in good standing would have a material adverse effect on its business or its ability to perform its obligations under this Agreement.

(b)          Subject to Section 3.3 with respect to licenses from a Data Supplier, which may be terminated at any time, it has all necessary legal power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Agreement and will comply in all material respects with all Law to which it may be subject, and to the best of its knowledge and belief, it is not subject to any Action that would prevent it from performing its duties and obligations under this Agreement.

(c)          It has all necessary legal power and authority to enter into this Agreement, the execution of which has been duly authorized and will not violate the terms of any other agreement.

(d)          The Person signing on its behalf has the authority to contractually bind it to the terms and conditions in this Agreement and that this Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

8.	Fund Data

8.1.          The Fund (i) will provide or ensure that other Persons provide all Fund Data to SS&C in an electronic format that is acceptable to SS&C (or as otherwise agreed in writing) and (ii) confirm that each has the right to so share such Fund Data. As between SS&C and the Fund, all Fund Data shall remain the property of the Fund. Fund Data shall not be used or disclosed by SS&C other than in connection with providing the Services and as permitted under Section 11. SS&C shall be permitted to act upon instructions from an authorized officer of the Fund with respect to the disclosure or disposition of Fund Data, but may refuse to act upon such instructions where it doubts, in good faith, the authenticity or authority of such instructions.

8.2.          SS&C shall maintain and store material Fund Data used in the official books and records of the Fund for a rolling period of 7 years starting from the Effective Date, or such longer period as required by applicable Law or its internal policies or until such earlier time as it returns such records to the Fund or the Fund’s designee.

9.	Data Protection

9.1.          From time to time and in connection with the Services SS&C may obtain access to certain personal information from the Fund. Personal information relating to the Fund and its Affiliates, trustees, officers, employees, agents, current and prospective Fund shareholders, plan sponsors and plan participants may be processed by SS&C and its Affiliates. The Fund consents to the transmission and processing of such information within and outside the United States in accordance with applicable Law.

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9.2.          SS&C will notify the Fund without undue delay, and in no event more than two (2) business days after becoming aware of a confirmed breach of Personal Information and provide reasonable assistance to the Fund in its notification of that breach to the relevant supervisory authority and those individuals impacted, as required by applicable Law. SS&C will not disclose or use Personal Information obtained from or on behalf of the Fund except in accordance with the lawful instructions of the Fund to carry out SS&C’s obligations under, or as otherwise permitted pursuant to the terms of, its agreements with the Fund and to comply with applicable Law.

9.3.          The Fund acknowledges that SS&C intends to develop and offer analytics-based products and services for its customers. In providing such products and services, SS&C will be using consolidated data across all clients, including data of the Fund, and make such consolidated data available to clients of the analytics products and services. The Fund hereby consents to the use by SS&C of Fund Confidential Information (including shareholder information) in the offering of such products and services, and to disclose the results of such analytics services to its customers and other third parties, provided the Fund information will be aggregated, anonymized and sometimes enriched with external data sources. SS&C will not disclose client investor names or other personal identifying information, or information specific to or identifying the Fund or any information in a form or manner which could reasonably be utilized to readily determine the identity of the Fund or its investors.

10.	SS&C Property

10.1         SS&C Property is and shall remain the property of SS&C or, when applicable, its Affiliates or suppliers. Neither the Fund nor any other Person shall acquire any license or right to use, sell, disclose, or otherwise exploit or benefit in any manner from, any SS&C Property, except as specifically set forth herein. The Fund shall not (unless required by Law) either before or after the termination of this Agreement, disclose to any Person not authorized by SS&C to receive the same, any information concerning the SS&C Property and shall use reasonable efforts to prevent any such disclosure.

11.	Confidentiality

11.1         Each Party shall not at any time disclose to any Person any Confidential Information concerning the business, affairs, customers, clients or suppliers of the other Party or its Affiliates, except as permitted by this Section 11.

11.2	Each Party may disclose the other Party’s Confidential Information:

(a)          In the case of the Fund, to each of its Affiliates, trustees, officers, employees and agents (“Fund Representative”) who need to know such information for the purpose of carrying out its duties under, or receiving the benefits of or enforcing, this Agreement. The Fund shall ensure compliance by Fund Representatives with Section 11.1.

(b)          In the case of SS&C, to each SS&C Associate who needs to know such information for the purpose of carrying out SS&C’s duties under or enforcing this Agreement. SS&C shall ensure compliance by SS&C Associates, and any Affiliate or Person to whom SS&C has delegated its responsibilities pursuant to Section 2.2 of the Agreement, with this Section 11, but shall not be responsible for such compliance by any other person.

(c)          As may be required by Law or pursuant to legal process; provided that the disclosing Party (i) where reasonably practicable and to the extent legally permissible, provides the other Party with prompt written notice of the required disclosure so that the other Party may seek a protective order or take other analogous action, (ii) discloses no more of the other Party’s Confidential Information than reasonably necessary and (iii) reasonably cooperates with actions of the other Party in seeking to protect its Confidential Information at that other Party’s expense.

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11.3         Other than pursuant to Section 9.3, neither Party shall use the other Party’s Confidential Information for any purpose other than to perform its obligations under this Agreement. Each Party may retain a record of the other Party’s Confidential Information for the longer of (i) 7 years or (ii) as required by Law or its internal policies.

11.4         SS&C’s ultimate parent company is subject to U.S. federal and state securities Law and may make disclosures as it deems necessary to comply with such Law. SS&C shall have no obligation to use Confidential Information of, or data obtained with respect to, any other client of SS&C in connection with the Services. The Fund and its investment adviser are subject to U.S. federal and state securities Law and may make disclosures as either deems necessary to comply with such Law.

11.5         Upon the prior written consent of an authorized officer of the Fund and subject to Section 13.17, SS&C shall have the right to identify the Fund in connection with its marketing-related activities and in its marketing materials as a client of SS&C. Upon the prior written consent of SS&C, the Fund shall have the right to identify SS&C and to describe the Services and the material terms of this Agreement in the offering documents of the Fund and regulatory filings of the Fund and may file a copy of this Agreement with the SEC to the extent required by applicable Law. This Agreement shall not prohibit SS&C from using any Fund Data in tracking and reporting on SS&C’s clients generally or making public statements about such subjects as its business or industry; provided that the Fund is not named in such public statements without its prior written consent. The Fund shall not, in any communications with any Person, whether oral or written, make any representations stating or implying that SS&C is acting as a fiduciary, investment advisor, tax preparer or advisor, or custodian with respect to the Fund or any of its respective assets, investors or customers.

11.6         In the event the Fund obtains information from SS&C or the TA2000 System which is not intended for the Fund, the Fund agrees to (i) immediately, and in no case more than twenty-four (24) hours after discovery thereof, notify SS&C that unauthorized information has been made available to the Fund; (ii) not knowingly review, disclose, release, or in any way, use such unauthorized information; (iii) provide SS&C reasonable assistance in retrieving such unauthorized information and/or destroy such unauthorized information; and (iv) deliver to SS&C a certificate executed by an authorized officer of the Fund certifying that all such unauthorized information in the Fund’s possession or control has been delivered to SS&C or destroyed as required by this provision.

12.	Notices

12.1.        Except as otherwise provided herein, all notices required or permitted under this Agreement or required by Law shall be effective only if in writing and delivered: (i) personally, (ii) by registered mail, postage prepaid, return receipt requested, (iii) by receipted prepaid courier, (iv) by any confirmed facsimile or (v) by any electronic mail, to the relevant address or number listed below (or to such other address or number as a Party shall hereafter provide by notice to the other Parties). Notices shall be deemed effective when received by the Party to whom notice is required to be given:

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If to SS&C:

SS&C GIDS, Inc.

1055 Broadway

Kansas City, MO 64105
Attention: Legal Department

Email: FSGNotices@sscinc.com

If to the Fund:

Golub Capital Private Credit Fund

200 Park Avenue, 25th Floor

New York, New York 10166

Attention: Legal Department

Email: Legal@golubcapital.com

13.	Miscellaneous

13.1         Amendment; Modification. This Agreement may not be amended or modified except in writing signed by an authorized representative of each Party. No SS&C Associate has authority to bind SS&C in any way to any oral covenant, promise, representation or warranty concerning this Agreement, the Services or otherwise.

13.2         Assignment. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by the Fund in whole or in part, whether directly or by operation of Law, without the prior written consent of SS&C, which consent shall not be unreasonably denied, delayed or conditioned. SS&C may assign or otherwise transfer this Agreement: (i) to a successor in the event of a change in control of SS&C, (ii) to an Affiliate or (iii) in connection with an assignment or other transfer of a material part of SS&C’s business, upon proir written notice to the Fund to the extent legally permissible. For the avoidance of doubt, any press release statement or public filing by SS&C with respect to such transfer shall be deemed as prior written notice. Any attempted delegation, transfer or assignment prohibited by this Agreement shall be null and void. If SS&C assigns or otherwise transfers this Agreement to a third-party other than an Affiliate without Client consent, Client may terminate this Agreement by written notice to SS&C within 90 days of receiving notice of such assignment or transfer, subject to SS&C’s right within 30 calendar days of such notice to rescind such assignment or transfer.

13.3         Choice of Law; Choice of Forum. This Agreement shall be interpreted in accordance with and governed by the Law of the State of New York. The courts of the State of New York and the United States District Court for the Southern District of New York shall have exclusive jurisdiction to settle any Claim. Each Party submits to the exclusive jurisdiction of such courts and waives to the fullest extent permitted by Law all rights to a trial by jury.

13.4         Counterparts; Signatures. This Agreement may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and shall be binding to the same extent as if original signatures were exchanged.

13.5         Entire Agreement. This Agreement (including any schedules, attachments, amendments and addenda hereto) contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto. This Agreement sets out the entire liability of SS&C Associates related to the Services and the subject matter of this Agreement, and no SS&C Associate shall have any liability to the Fund or any other Person for, and the Fund hereby waives to the fullest extent permitted by applicable law recourse under, tort, misrepresentation or any other legal theory.

Transfer Agency Services

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13.6         Force Majeure. SS&C will not be responsible for any Losses of property in SS&C Associates’ possession or for any failure to fulfill its duties or obligations hereunder if such Loss or failure is caused, directly or indirectly, by war, terrorist or analogous action, the act of any Government Authority or other authority, riot, civil commotion, rebellion, storm, accident, fire, lockout, strike, power failure, computer error or failure, delay or breakdown in communications or electronic transmission systems, or other analogous events. SS&C shall use commercially reasonable efforts to minimize the effects on the Services of any such event.

SS&C shall maintain a comprehensive business recovery plan that: (i) is not less protective than the executive summary of the plan provided to the Fund by SS&C in connection with the inception of the Services; and (ii) provides for sufficient recovery of its back office and administrative operations to enable SS&C, within the time period set forth in the plan, after any event necessitating the use of such plan to fulfill its obligations under this Agreement. SS&C shall test such business recovery plan no less frequently than annually and upon request, the Fund may participate in such test. Upon request, SS&C shall provide the Fund with a letter confirming the completion of the most recent business continuity test.

13.7         Non-Exclusivity. The duties and obligations of SS&C hereunder shall not preclude SS&C from providing services of a comparable or different nature to any other Person and to receive economic or other benefits in connection therewith. The Fund understands that SS&C may have commercial relationships with Data Suppliers and other providers of technology, data or other services that are used by the Fund.

13.8         No Partnership. Nothing in this Agreement is intended to, or shall be deemed to, constitute a partnership or joint venture of any kind between or among any of the Parties.

13.9         No Solicitation. During the term of this Agreement and for a period of 12 months thereafter, each Party will not directly or indirectly solicit the services of, or otherwise attempt to employ or engage any employee of the other Party who has been materially involved in the provision, or receipt and consumption, of the Services without the consent of the other Party; provided, however, that the foregoing shall not prevent a Party from soliciting employees through general advertising. If the Fund employs or engages an SS&C Associate who has been materially involved in the provision of the Services during the term of this Agreement, or the period of 12 months thereafter, Client shall pay for any fees and expenses (including recruiters’ fees) incurred by SS&C in hiring replacement personnel as well as any other remedies available to SS&C.

13.10       No Warranties. Except as expressly listed herein, SS&C makes no warranties, whether express, implied, contractual or statutory with respect to the Services. SS&C disclaims all implied warranties of merchantability and fitness for a particular purpose with respect to the Services. All warranties, conditions and other terms implied by Law are, to the fullest extent permitted by Law, excluded from this Agreement.

13.11       Severance. If any provision (or part thereof) of this Agreement is or becomes invalid, illegal or unenforceable, the provision shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not practical, the relevant provision shall be deemed deleted. Any such modification or deletion of a provision shall not affect the validity, legality and enforceability of the rest of this Agreement. If a Party gives notice to another Party of the possibility that any provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate to amend such provision so that, as amended, it is valid, legal and enforceable and achieves the intended commercial result of the original provision.

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13.12       Testimony. If SS&C is required by a third party subpoena or otherwise, to produce documents, testify or provide other evidence regarding the Services, this Agreement or the operations of the Fund in any Action to which the Fund is a party or otherwise related to the Fund, the Fund shall reimburse SS&C for all costs and expenses directly related to the Fund, including the time of its professional staff at SS&C’s standard rates and the cost of legal representation, that SS&C reasonably incurs in connection therewith.

13.13       Third Party Beneficiaries. This Agreement is entered into for the sole and exclusive benefit of the Parties and will not be interpreted in such a manner as to give rise to or create any rights or benefits of or for any other Person except as set forth with respect to SS&C Associates.

13.14       Certain Third Party Vendors. Nothing herein shall impose any duty upon SS&C in connection with or make SS&C liable for the actions or omissions to act of the following types of unaffiliated third parties: (a) courier and mail services including but not limited to Airborne Services, Federal Express, UPS and the U.S. Mails, (b) telecommunications companies including but not limited to AT&T, Verizon, Sprint, and other delivery, telecommunications and other such companies not under the Party’s reasonable control, and (c) third parties not under the Party’s reasonable control or subcontract relationship providing services to the financial industry generally, such as, by way of example and not limitation, the Depository Trust Clearing Corporation (processing and settlement services), Broadridge Financial Services (investor communications), custodian banks (custody and fund accounting services) and administrators (blue sky and fund administration services), Data Suppliers, and national database providers such as Choice Point, Acxiom, TransUnion or Lexis/Nexis and any replacements thereof or similar entities, provided, if SS&C selected such company, SS&C shall have exercised due care in selecting the same. Such third party vendors shall not be deemed, and are not, subcontractors for purposes of this Agreement.

13.15       Waiver. No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by Law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No exercise (or partial exercise) of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

13.16       Insurance. SS&C shall maintain insurance coverage including, Professional (Errors and Omissions) Liability, and Crime/ FIB Bond insurance coverage at levels that are determined by SS&C’s management to be appropriate for its business. SS&C shall provide certificates of insurance as evidence of coverage on an annual basis to the Fund. To the extent that SS&C’s policies of insurance may provide for coverage of claims for liability or indemnity by SS&C, no provision of this Agreement shall be construed to relieve an insurer of any obligation to pay claims to SS&C, which would otherwise be a covered claim in the absence of any provision of this Agreement.

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13.17       Use of Brand. Golub Capital LLC owns all worldwide rights to the “Golub Capital” trademark (collectively, the “Brand”). Golub Capital LLC has granted a personal, non-exclusive, royalty-free right and license to the Fund to use the Brand as a trademark in connection with marketing, promoting and operating the Fund. SS&C shall not register or use the Brand as a corporate name, domain name, ticker symbol or social media identifier without the Fund’s prior written consent. SS&C shall use the Brand only in connection with the Services and in accordance with any guidelines provided by the Fund. SS&C shall obtain the Fund’s prior written consent for any materials bearing the Brand, or any proposed uses or variations of the Brand or combinations of the Brand with other terms or marks. The Fund may terminate SS&C’s use of the Brand immediately upon written notice for any reason, including for (i) any breach of this Section 13.17 by SS&C or (ii) the termination of this Agreement. Except to the extent required by applicable law, SS&C shall immediately cease all use of the Brand after such termination. Notwithstanding the foregoing, SS&C may continue to use the Brand in order to provide Services to the Fund until this Agreement is terminated. SS&C shall not challenge or contravene the validity of, or Golub Capital LLC’s worldwide ownership of the Brand, nor take (or fail to take) any action that may damage the Brand. All goodwill arising from the Fund’s use of the Brand shall inure solely to the benefit of the Fund.

[Signatures appear on next page.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

SS&C GIDS, INC.		GOLUB CAPITAL PRIVATE CREDIT FUND

By:	/s/ Kenneth Fullerton	By:	/s/ Joshua M. Levinson

Name:	Kenneth Fullerton	Name:	Joshua M. Levinson

Title:	Authorized Signatory	Title:	Chief Compliance Officer & Secretary

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SCHEDULE A

Transfer Agency Services

A.	General

1.	As used in this Schedule A, the following additional terms have the following meanings:

(i)	“ACH” shall mean the Automated Clearing House;

(ii)	“Bank” shall mean a nationally or regionally known banking institution;

(iii)	“Code” shall mean the Internal Revenue Code of 1986, as amended;

(iv)	“DTCC” shall mean the Depository Trust Clearing Corporation;

(v)	“IRA” shall mean Individual Retirement Account;

(vi)	“Procedures” shall collectively mean SS&C’s transfer agency procedures manual, third party check procedures, checkwriting draft procedures, Compliance + and identity theft programs and signature guarantee procedures;

(vii)	“Program” shall mean Networking, Fund Serv or other DTCC program; and

(viii)	"TA2000 System" shall mean SS&C’s TA2000TM computerized data processing system for shareholder accounting.

2.	Any references to Law shall be construed to mean the Law as amended to the date of the effectiveness of the applicable provision referencing the Law.

3.	The Fund acknowledges that SS&C’s ability to perform the Services is subject to the following dependencies:

(i)	The Fund and other Persons that are not employees or agents of SS&C, whose cooperation is reasonably required for SS&C to provide the Services, providing cooperation, information and, as applicable, instructions to SS&C promptly, in agreed formats, by agreed media and within agreed timeframes as required to provide the Services.

(ii)	The communications systems operated by the Fund and other Persons that are not employees or agents of SS&C remaining fully operational.

(iii)	The accuracy and completeness of any the Fund Data or other information provided to SS&C in connection with the Services by any Person.

(iv)	Any warranty, representation, covenant or undertaking expressly made by the Fund under or in connection with this Agreement being and remaining true, correct and discharged at all relevant times.

4.	The following Services will be performed by SS&C and, as applicable, are contingent on the performance by the Fund of the duties and obligations listed.

B.	SERVICES

1.	Scope of Agency Services; SS&C Obligations.

A.	SS&C utilizing the TA2000 System will perform the following services:

(i)	issuing, transferring and redeeming book entry shares or cancelling share certificates as applicable;

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(ii)	maintaining shareholder accounts on the records of the Fund on the TA2000 System in accordance with the instructions and information received by SS&C from the Fund, the Fund's managing dealer, the Fund's investment adviser, the Fund’s custodian, or the Fund’s administrator and any other person whom the Fund names on Schedule B (each an “Authorized Person”), broker- dealers or shareholders;

(iii)	when and if a Fund participates in the DTCC, and to the extent SS&C supports the functionality of the applicable DTCC program:

(a)	SS&C will accept and effectuate the registration and maintenance of accounts through the Program and the purchase, redemption, exchange and transfer of shares in such accounts through systems or applications offered via the Program in accordance with instructions transmitted to and received by SS&C by transmission from DTCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of, an Authorized Person, on the Dealer File maintained by SS&C,

(b)	issuing instructions to the Funds’ banks for the settlement of transactions between the Funds and DTCC (acting on behalf of its broker-dealer and bank participants),

(c)	providing account and transaction information from each affected Fund’s records on TA2000 in accordance with the applicable Program’s rules, and

(d)	maintaining shareholder accounts on TA2000 through the Programs;

(iv)	providing transaction journals;

(v)	preparing shareholder meeting lists for use in connection with the annual meeting and any special meeting, any cost to create files beyond the annual meeting may be billable;

(vi)	withholding, as required by federal law, taxes on shareholder accounts, performing and paying backup withholding as required for all shareholders, and preparing, filing and providing, in electronic format, the applicable U.S. Treasury Department information returns or K-1 data file, as applicable, to Fund’s vendor of choice;

(vii)	disbursing income dividends and capital gains distributions to shareholders and recording reinvestment of dividends and distributions in shares of the Fund and administer the dividend reinvestment plan as outlined in the prospectus, including applying investor level elections, in accordance with the applicable state regulations, for participation within the plan;

(viii)	preparing and providing, in electronic format, to Fund’s print vendor of choice:

(a)	confirmation forms for shareholders for all purchases and liquidations of shares of the Fund and other confirmable transactions in shareholders' accounts,

(b)	copies of shareholder statements, and

(c)	shareholder reports, private placement memoranda and prospectuses provided by the Fund;

(ix)	providing or making available on-line daily and monthly reports as provided by the TA2000 System and as requested by the Fund or its management company;

(x)	maintaining those records necessary to carry out SS&C's duties hereunder, including all information reasonably required by the Fund to account for all transactions on TA2000 in the Fund shares;

(xi)	calculating the appropriate sales charge, if applicable and supported by TA2000, with respect to each purchase of the Fund shares as instructed by an Authorized Person, determining the portion of each sales charge payable to the dealer participating in a sale in accordance with schedules and instructions delivered to SS&C by the Fund's managing dealer or any other Authorized Person from time to time, disbursing dealer commissions collected to such dealers, determining the portion of each sales charge payable to such managing dealer and disbursing such commissions to the managing dealer;

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(xii)	receiving correspondence pertaining to any former, existing or new shareholder account, processing such correspondence for proper recordkeeping, and responding to shareholder correspondence;

(xiii)	arranging the mailing to dealers of confirmations of wire order trades;

(xiv)	processing, generally on the date of receipt, purchases, redemptions, exchanges, or instructions, as applicable, to settle any mail or wire order purchases, redemptions or exchanges received in proper order as set forth in the private placement memorandum and prospectus and general exchange privilege applicable, and rejecting any requests not received in proper order (as defined by an Authorized Person or the Procedures as hereinafter defined);

(xv)	if a Fund is a registered product, providing to the person designated by an Authorized Person the daily Blue Sky reports generated by the Blue Sky module of TA2000 with respect to purchases of shares of the Funds on TA2000. For clarification, with respect to obligations, the Fund is responsible for any registration or filing with a federal or state government body or obtaining approval from such body required for the sale of shares of the Fund in each jurisdiction in which it is sold. SS&C’s sole obligation is to provide the Fund access to the Blue Sky module of TA2000 with respect to purchases of shares of the Fund on TA2000. It is the Fund’s responsibility to validate that the Blue Sky module settings are accurate and complete and to validate the output produced thereby and other applicable reports provided by SS&C, to ensure accuracy. SS&C is not responsible in any way for claims that the sale of shares of the Fund violated any such requirement (unless such violation results from a failure of the SS&C Blue Sky module to notify the Fund that such sales do not comply with the parameters set by the Fund for sales to residents of a given state);

(xvi)	providing to the Fund escheatment reports as requested by an Authorized Person with respect to the status of accounts and outstanding checks on TA2000;

(xvii)	as mutually agreed upon by the parties as to the service scope and fees, answer telephone inquiries during mutually agreed upon times, each day on which the New York Stock Exchange is open for trading. SS&C shall answer and respond to inquiries from existing shareholders, prospective shareholders of the Fund and broker-dealers on behalf of such shareholders in accordance with the telephone scripts provided by the Fund to SS&C, such inquiries may include requests for information on account set-up and maintenance, general questions regarding the operation of the Fund, general account information including dates of purchases, redemptions, exchanges and account balances, requests for account access instructions and literature requests;

(xviii)	(where applicable) supporting Fund tender offers, including but not limited to: assistance with shareholder communication plan; coordination of tender offer materials; establishment of informational website; receipt, review and reconciliation of letters of transmittal; daily tracking, reconciliation and reporting of shares tendered; and issuing tax forms.

(xix)	in order to assist the Fund with the Fund’s anti-money laundering responsibilities under applicable anti-money laundering laws, SS&C offers certain risk-based shareholder activity monitoring tools and procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with the Fund. If the Fund elects to have SS&C implement the anti-money laundering procedures and delegate the day-to-day operation of such anti-money laundering procedures to SS&C, the parties will agree to upon the applicable fees and the service scope and execute the attached appendix (“Appendix 1” entitled “AML Delegation”) which may be changed from time to time subject to mutual written agreement between the parties;

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(xx)	as mutually agreed upon by the parties as to the service scope and fees, provide any additional related services (i.e., pertaining to escheatments, abandoned property, garnishment orders, bankruptcy and divorce proceedings, Internal Revenue Service or state tax authority tax levies and summonses and all matters relating to the foregoing); and

(xxi)	upon request of the Fund and mutual agreement between the parties as to the scope and any applicable fees, SS&C may provide additional services to the Fund under the terms of this Schedule and the Agreement. Such services and fees shall be set forth in a writing and may be added by an amendment to, or as a statement of work under, this Schedule or the Agreement.

B.	At the request of an Authorized Person, SS&C shall use reasonable efforts to provide the services set forth in Section 1.A of this Schedule A in connection with transactions (i) the processing of which transactions require SS&C to use methods and procedures other than those usually employed by SS&C to perform shareholder servicing agent services, (ii) involving the provision of information to SS&C after the commencement of the nightly processing cycle of the TA2000 System or (iii) which require more manual intervention by SS&C, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required by normal transactions.

C.	SS&C shall use reasonable efforts to provide the same services with respect to any new, additional functions or features or any changes or improvements to existing functions or features as provided for in the Fund's instructions, private placement memorandum, prospectus or application as amended from time to time, for the Fund provided SS&C is advised in advance by the Fund of any changes therein and the TA2000 System and the mode of operations utilized by SS&C as then constituted supports such additional functions and features. If any new, additional function or feature or change or improvement to existing functions or features or new service or mode of operation measurably increases SS&C's cost of performing the services required hereunder at the current level of service, SS&C shall advise the Fund of the amount of such increase and if the Fund elects to utilize such function, feature or service, SS&C shall be entitled to increase its fees by the amount of the increase in costs.

D.	The Fund acknowledges that SS&C is currently using, and will continue to use, domestic or foreign SS&C affiliates to assist with software development and support projects for SS&C and/or for the Fund. As part of such support, the Fund acknowledges that such affiliates may access the Fund Confidential Information including, but not limited to, personally identifiable shareholder information (shareholder name, address, social security number, account number, etc.).

E.	The Fund shall add all new funds to the TA2000 System upon at least 60 days’ prior written notice to SS&C provided that the requirements of the new funds are generally consistent with services then being provided by SS&C under the Agreement. If less than 60 days’ prior notice is provided by the Fund, additional ‘rush’ fees may be applied by SS&C. Rates or charges for additional funds shall be as set forth in the Fee Letter for the remainder of the contract term except as such funds use functions, features or characteristics for which SS&C has imposed an additional charge as part of its standard pricing schedule. In the latter event, rates and charges shall be in accordance with SS&C's then-standard pricing schedule.

F.	The parties agree that to the extent that SS&C provides any services under the Agreement that relate to compliance by the Fund with the Code (or any other applicable tax law), it is the parties’ mutual intent that SS&C will provide only printing, reproducing, and other mechanical assistance to the Fund and that SS&C will not make any judgments or exercise any discretion of any kind. The Fund agrees that it will provide express and comprehensive instructions to SS&C in connection with all of the services that are to be provided by SS&C under the Agreement that relate to compliance by the Fund with the Code (or any other applicable tax law), including providing responses to requests for direction that may be made from time to time by SS&C of the Fund in this regard.

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G.	The Fund instructs and authorizes SS&C to provide the services as set forth in the Agreement in connection with transactions on behalf of certain IRAs featuring the funds made available by the Fund. The Fund acknowledges and agrees that as part of such services, SS&C will act as service provider to the custodian for such IRAs.

H.	If applicable, SS&C will make original issues of shares, or if shares are certificated, stock certificates upon written request of an officer of the Fund and upon being furnished with a certified copy of a resolution of the board of trustees authorizing such original issue, evidence regarding the value of the shares, and necessary funds for the payment of any original issue tax.

I.	Upon receipt of a Fund’s written request, SS&C shall provide transmissions of shareholder activity to the print vendor selected by the Fund.

J.	If applicable, the Fund will furnish SS&C with a sufficient supply of blank stock certificates and from time to time will renew such supply upon the request of SS&C. Such certificates will be signed manually or by facsimile signatures of the officers of the Fund authorized by law and by bylaws to sign stock certificates, and if required, will bear the corporate seal or facsimile thereof. In the event that certificates for shares of the Fund shall be represented to have been lost, stolen or destroyed, SS&C, upon being furnished with an indemnity bond in such form and amount and with such surety as shall be reasonably satisfactory to it, is authorized to countersign a new certificate or certificates for the number of shares of the Fund represented by the lost or stolen certificate. In the event that certificates of the Fund shall be represented to have been lost, stolen, missing, counterfeited or recovered, SS&C shall file Form X-17F-1A as required by applicable federal securities laws.

K.	Shares will be transferred in accordance with the instructions of the shareholders and, upon receipt of the Fund’s instructions that shares be redeemed and funds remitted therefor, such redemptions will be accomplished and payments dispatched provided the shareholder instructions are deemed by SS&C to be duly authorized. SS&C reserves the right to refuse to transfer, exchange, sell or redeem shares as applicable, until it is satisfied that the request is authorized, or instructed by the Fund.

L.	Notwithstanding anything herein to the contrary, with respect to "as of" adjustments, SS&C will not assume one hundred percent (100%) responsibility for losses resulting from "as ofs" due to clerical errors or misinterpretations of securityholder instructions, but SS&C will discuss with the Fund SS&C's accepting liability for an "as of" on a case-by-case basis and may accept financial responsibility for a particular situation resulting in a financial loss to the Fund where such loss is “material”, as hereinafter defined, and, under the particular facts at issue, SS&C in its discretion believes SS&C’s conduct was culpable and SS&C’s conduct is the sole cause of the loss. A loss is “material” for purposes of this Section when it results in a pricing error on a given day which is (i) greater than a negligible amount per securityholder, (ii) equals or exceeds one ($.01) full cent per share times the number of shares outstanding or (iii) equals or exceeds the product of one-half of one percent (1%) times Fund’s Net Asset Value per share times the number of shares outstanding (or, in case of (ii) or (iii), such other amounts as may be adopted by applicable accounting or regulatory authorities from time to time). When SS&C concludes that it should contribute to the settlement of a loss, SS&C’s responsibility will commence with that portion of the loss over $0.01 per share calculated on the basis of the total value of all shares owned by the affected portfolio (i.e., on the basis of the value of the shares of the total portfolio, including all classes of that portfolio, not just those of the affected class).

M.	Changes and Modifications.

(i)	SS&C shall have the right, at any time, to modify any systems, programs, procedures or facilities used in performing its obligations hereunder; provided that the Fund will be notified as promptly as possible prior to implementation of such modifications and that no such modification or deletion shall materially adversely change or affect the operations and procedures of the Fund in using the TA2000 System hereunder, the Services or the quality thereof, or the reports to be generated by such system and facilities hereunder, unless the Fund is given thirty (30) days’ prior notice to allow the Fund to change its procedures and SS&C provides the Fund with revised operating procedures and controls.

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(ii)	All enhancements, improvements, changes, modifications or new features added to the TA2000 System however developed or paid for, including, without limitation, Client Requested Software (collectively, “Deliverables”), shall be, and shall remain, the confidential and exclusive property of, and proprietary to, SS&C. The parties recognize that during the Term of this Agreement the Fund will disclose to SS&C Confidential Information and SS&C may partly rely on such Confidential Information to design, structure or develop one or more Deliverables. Provided that, as developed, such Deliverable(s) contain no Confidential Information that identifies the Fund or any of its investors or which could reasonably be expected to be used to readily determine such identity, (i) the Fund hereby consents to SS&C’s use of such Confidential Information to design, to structure or to determine the scope of such Deliverable(s) or to incorporate into such Deliverable(s) and that any such Deliverable(s), regardless of who paid for it, shall be, and shall remain, the sole and exclusive property of SS&C and (ii) the Fund hereby grants SS&C a perpetual, nonexclusive license to incorporate and retain in such Deliverable(s) Confidential Information of the Fund. All Confidential Information of the Fund shall be and shall remain the property of the Fund.

2.	Fund Obligations.

A.	The Fund agrees to use its reasonable efforts to deliver to SS&C in Kansas City, Missouri, as soon as they are available, all of its shareholder account records.

B.	The Fund will provide SS&C written notice of any change in Authorized Personnel as set forth on Schedule B.

C.	The Fund will notify SS&C of material changes to its Articles of Incorporation or Bylaws (e.g. in the case of recapitalization) that impact the services provided by SS&C under the Agreement.

D.	If at any time the Fund receives notice or becomes aware of any stop order or other proceeding in any such state affecting such registration or the sale of the Fund's shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of the Fund's shares, the Fund will give prompt notice thereof to SS&C.

3.	Compliance.

A.	SS&C shall perform the services under this Schedule A in conformance with SS&C's present procedures as set forth in its Procedures with such changes or deviations therefrom as may be from time to time required or approved by the Fund, its investment adviser or managing dealer, or its or SS&C's counsel and the rejection of orders or instructions not in good order in accordance with the applicable private placement memorandum, prospectus or the Procedures. Notwithstanding the foregoing, SS&C’s obligations shall be solely as are set forth in this Schedule and any of other obligations of the Fund under applicable law that SS&C has not agreed to perform on the Fund’s behalf under this Schedule or the Agreement shall remain the Fund’s sole obligation.

B.	SS&C shall assist the Fund to fulfill the Fund’s responsibilities under certain provisions of USA PATRIOT Act, Sarbanes-Oxley Act, Title V of Gramm Leach Bliley Act, Securities Act of 1933, Securities and Exchange Act of 1934, and Investment Company Act of 1940, including, inter alia, Rule 38a-1, by complying with Compliance +™, a compliance program that focuses on certain business processes that represent key activities of the transfer agent/service provider function (the “Compliance + Program”), a copy of which has hitherto been made available to Fund upon request. These business processes include processes related to anti-money laundering, certificate processing, correspondence processing, fingerprinting, lost securityholder processing, reconciliation and control, transaction processing, customer identification, transfer agent administration and safeguarding fund assets and securities. SS&C reserves the right to make changes thereto as experience suggests alternative and better ways to perform the affected function. SS&C shall provide the Fund with written notice of any such changes.

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(i)	SS&C shall perform the procedures set forth in the Compliance + Program, as amended by SS&C from time to time, which pertain to SS&C’s performance of those transfer agency services in accordance with the terms and conditions set forth in this Agreement, (ii) implement and maintain internal controls and procedures reasonably necessary to insure that our employees act in accordance with the Compliance + Program, and (iii) provide the Fund with written notice of any material changes made to the Program as requested.

(ii)	Notwithstanding the foregoing, SS&C’s obligations shall be solely as are set forth in this Section and in the Compliance + Program, as amended, and any of obligations under the enumerated Acts and Regulations that SS&C has not agreed to perform on the Fund’s behalf under the Compliance + Program or under this Agreement shall remain the Fund’s sole obligation.

C.	In order to assist the Fund with the Fund’s anti-money laundering responsibilities under applicable anti-money laundering laws, SS&C shall provide the anti-money laundering procedures set forth in Appendix 1 (AML Delegation).

4.	Bank Accounts.

A.	SS&C, acting as agent for the Fund, is hereby authorized (1) to establish in the name of, and to maintain on behalf of, the Fund, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank on the maximum liability of such Banks into which SS&C shall deposit the funds SS&C receives for payment of dividends, distributions, purchases of Fund shares, redemptions of Fund shares, commissions, corporate re-organizations (including recapitalizations or liquidations) or any other disbursements made by SS&C on behalf of the Fund provided for in this Schedule A, (2) to draw checks upon such accounts, to issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes for which such funds were provided to SS&C, and (3) to establish, to implement and to transact Fund business through ACH, draft processing, wire transfer and any other banking relationships, arrangements and agreements with such Bank as are necessary or appropriate to fulfill SS&C’s obligations under the Agreement. SS&C, acting as agent for the Fund, is also hereby authorized to execute on behalf and in the name of the Fund, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank) on the maximum liability of such Banks, agreements with banks for ACH, wire transfer, draft processing services, as well as any other services which are necessary or appropriate for SS&C to utilize to accomplish the purposes of this Schedule. In each of the foregoing situations the Fund shall be liable on such agreements with the Bank as if it itself had executed the agreement.

B.	SS&C is authorized and directed to stop payment of checks theretofore issued hereunder, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or through no fault of theirs, are otherwise beyond their control, and cannot be produced by them for presentation and collection, and, to issue and deliver duplicate checks in replacement thereof.

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5.	Records.

SS&C will maintain customary transfer agent records in connection with its agency in accordance with the transfer agent recordkeeping requirements under applicable federal securities laws. Notwithstanding anything in the Agreement to the contrary, the records to be maintained and preserved by SS&C on the TA2000 System under the Agreement shall be maintained and preserved in accordance with the following:

A.            Annual Purges by August 31: SS&C and the Fund shall mutually agree upon a date for the annual purge of the appropriate history transactions from the Transaction History (A88) file for accounts (both regular and tax advantaged accounts) that were open as of January 1 of the current year, such purge to be complete no later than August 31. Purges completed after this date will subject the Fund to the Aged History Retention fees set forth in the Fee Letter.

B.            Purge Criteria: In order to avoid the Aged History Retention fees, history data for regular or ordinary accounts (that is, non-tax advantaged accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the current year and history data for tax advantaged accounts (retirement and educational savings accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the prior year. All purged history information shall be retained on magnetic tape for 7 years.

C.            Purged History Retention Options (entail an additional fee): For the additional fees set forth on the Fee Letter, or as otherwise mutually agreed, then Fund may choose (i) to place purged history information on the Purged Transaction History (A19) table or (ii) to retain history information on the Transaction History (A88) file beyond the timeframes defined above. Retaining information on the A19 table allows for viewing of this data through online facilities and E-Commerce applications. This database does not support those histories being printed on statements and reports and is not available for on request job executions.

6.	Disposition of Books, Records and Canceled Certificates.

SS&C may send periodically to the Fund, or to where designated by the Fund, all books, documents, and all records no longer deemed needed for current purposes, upon the understanding that such books, documents, and records will be maintained by the Fund under and in accordance with the requirements of applicable federal securities laws. Such materials will not be destroyed by the Fund without the consent of SS&C (which consent will not be unreasonably withheld), but will be safely stored for possible future reference.

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SCHEDULE B

AUTHORIZED PERSONNEL

Pursuant to the terms of the Schedule A and the Agreement between the Fund and SS&C, the Fund authorizes the following Fund personnel to provide instructions to SS&C, and receive inquiries from SS&C in connection with Schedule A and the Agreement:

Name	Title

Christopher Ericson	Chief Financial Officer of Golub Capital BDC, Inc.

Shayna Gilbert	Assistant Controller

Nathan Gardner	Assistant Controller

Jhonny Quiroga	Senior Director

David Santoriello	Managing Director

Thomas Burt	Managing Director

This Schedule may be revised by the Fund by providing SS&C with a substitute Schedule B. Any such substitute Schedule B shall become effective twenty-four (24) hours after SS&C's receipt of the document and shall be incorporated into the Agreement.

APPENDIX 1

DELEGATION OF ANTI-MONEY LAUNDERING (AML)
& SANCTIONS COMPLIANCE OPERATIONS

Dated: April 1, 2023

1.	Delegation.

1.1	In order to assist the Fund with its responsibilities to comply with certain BSA/AML and Sanctions (collectively “BSA/AML” for purposes of this document) compliance requirements[1] to which it is subject pursuant to its separate agreements with the Funds, the Transfer Agent has established and offers certain risk-based processes outlined herein (AML Services) that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; (ii) assist in the verification of persons opening accounts with the Funds; and (iii) perform sanctions screening to protect the Funds from engaging in prohibited transactions[2] with Specially Designated Nationals (SDNs)[3]. The Fund has reviewed these AML Services as described in the Compliance+ Manual (the “AML Procedures”) and desires to engage the Transfer Agent to provide such AML Services to the Fund consistent with the AML Procedures. The Fund remains responsible for assuring its compliance with applicable BSA/AML requirements.

1.2	Accordingly, subject to the terms and conditions set forth in the Agreement, the Fund hereby instructs and directs the Transfer Agent to apply and provide the AML Services as set forth herein on the Fund’s behalf. The Transfer Agent may, at any time, and at its sole discretion, modify the AML Services, with or without notice[4] to the Fund. The Fund’s continued use of AML Services following any such modification constitutes the Fund’s acceptance of the modified services.

1.3	The Transfer Agent agrees to provide such AML Services, with respect to the ownership of Shares in the Funds for which the Transfer Agent maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of the Agreement and the AML Procedures.

1 Generally the Bank Secrecy Act and USA PATRIOT Act of 2001, as amended

2 Prohibited transactions are trade or financial transactions and other dealings in which U.S. persons may not engage unless authorized by OFAC or expressly exempted by statute. Because each sanction program is based on different foreign policy and national security goals, prohibitions may vary between programs.

3 As part of its enforcement efforts, OFAC publishes a list of individuals and companies owned or controlled by, or acting for or on behalf of, targeted countries. It also lists individuals, groups, and entities, such as terrorists and narcotics traffickers designated under programs that are not country-specific. Collectively, such individuals and companies are called "Specially Designated Nationals" or "SDNs." Their assets are blocked and U.S. persons are generally prohibited from dealing with them.

4 Modifications deemed administrative, ministerial or immaterial require no notice. Notice precedes modifications deemed material.

2.	Limitation on Delegation.

2.1	The Fund acknowledges and agrees that in accepting the delegation hereunder, the Transfer Agent is agreeing to provide only the AML Services set forth herein and in the AML Procedures, as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of the Fund’s requirement to comply with applicable BSA/AML rules or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that the Transfer Agent shall only be responsible for providing AML Services with respect to the ownership of, and transactions in, Shares in the Funds for which the Transfer Agent maintains the applicable Shareholder information.

3.	AML Services[5]

3.1	Consistent with the Transfer Agency services provided and with respect to the ownership of Shares in the Funds for which the Transfer Agent maintains the applicable Shareholder information, and as described in the AML Procedures SS&C shall provide the following denoted AML Services:

SERVICE	Performed (X)
Customer Identification Program Services including Beneficial Ownership - USA PATRIOT Act (USAPA) Section 326	X
Special Measures Imposed by the Secretary of the Treasury Processing – USAPA Section 311	X
Suspicious Activity Monitoring (Transaction Monitoring) - USAPA Section 356	X
Recordkeeping obligations imposed by AML/BSA; OFAC	X
Sanctions Program Screening (OFAC; OSFI; EU; FATF)	X
Mandatory Information Sharing with Law Enforcement - USAPA Section 314(a)	X
Due Diligence for Correspondent Accounts - USAPA Section 312	X
Enhanced Due Diligence for Certain Foreign Bank Correspondent Accounts - USAPA Section 312	X
Suspicious Activity Report (“SAR”) Preparation & Filing6 and 7	X
PEP Screening	X

5 The persons, account holders, accounts and transaction activity subject to review are subject to certain standard exclusions as set forth in written procedures provided to the Fund and that may be modified from time to time.

6 Reporting of known or suspected violations of law or suspicious activity observed by financial institutions related to criminal behavior, such as money laundering, fraud, the financing of terrorism, etc.

7 Promptly following the filing of each SAR, the Transfer Agent shall send to Fund (or its designee) at certain email addresses provided from time to time by the Fund, a copy of the SAR and evidence of filing; material in support of the SAR is available upon request.

MASTER AGREEMENT

SS&C DIGITAL SOLUTIONS SERVICES

AGREEMENT (this “Agreement”) made as of May 5, 2023 (the “Effective Date”) by and between SS&C GIDS, Inc., a Delaware corporation (“SS&C”) and Golub Capital Private Credit Fund, a Delaware statutory trust (“Customer”). SS&C and Customer are together referred to herein as the “Parties” and individually as the “Party”.

WHEREAS, SS&C is a provider of transfer agency, shareholder record keeping and related services to the financial services industry; and

WHEREAS, Customer desires to utilize SS&C Digital Solutions Services to provide access to account information and certain on-line transaction request capabilities in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows.

ARTICLE I
DEFINITIONS

Except as may be modified in a Service Exhibit, the following definitions shall apply to this Agreement. Additional terms may be defined in the Agreement and in the exhibits that describe the Digital Solutions Services to be provided by SS&C for Customer.

•      “Action” means any civil, criminal, regulatory or administrative lawsuit, allegation, demand, claim, counterclaim, action, dispute, sanction, suit, request, inquiry, investigation, arbitration or proceeding, in each case, made, asserted, commenced or threatened by any Person (including any Government Authority).

•      "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person.

•      “Agency Agreement” shall mean that certain Services Agreement dated May 5, 2023 herewith by and between SS&C GIDS, Inc. and Customer.

•      “API Calls” shall mean any request or submission to the API Management Platform initiated by User activities, regardless of whether such request or submission is successful or unsuccessful.

•      “API Management Platform” shall mean a set of SS&C tools for developing, securing, publishing, executing, and monitoring API Calls. Capabilities include API authentication, threat detection, traffic management, transformation, versioning, orchestration, routing, monitoring, and discovery.

•      “Authentication Procedures” shall mean, if applicable, those procedures for authenticating Users as set forth within a Service Exhibit.

•      “Claim” means any Action arising out of the subject matter of, or in any way related to, this Agreement or the Digital Solutions Services.

•      "Control" over a Person shall mean (i) the possession, directly or indirectly, of more than 50% of the voting power to elect directors, in the case of a Person that is a corporation, or members of a comparable governing body, in the case of a limited liability company, firm, joint-venture, association or other entity, in each case whether through the ownership of voting securities or interests, by contract or otherwise and (ii) with respect to a partnership, a general partner thereof or a Person having management rights comparable to those of a general partner shall be deemed to control such Person. The terms "Controlling" and "Controlled" shall have corollary meanings.

•      “Digital Platform” shall mean the SS&C computer and software system that provides an interface between the Internet and public data network service providers and the transfer agency and record keeping systems of Customer for the purposes of communicating Customer data and information and Transaction requests.

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•      “Digital Solutions Options” shall mean the series of edits and instructions provided by Customer to SS&C in writing, through which Customer specifies its instructions for Transactions available through the various Digital Solutions Services, e.g., minimum and maximum purchase, redemption and exchange amounts.

•      “Digital Solutions Services” shall mean the services provided by SS&C utilizing Digital Platform, the SS&C Web Site, the Internet, and other software, equipment and systems provided by SS&C and telecommunications carriers and firewall providers, whereby Transactions may be requested by Customer by Users accessing the SS&C Web Site via the Internet.

•	“Fee Letter” shall mean the confidential fee letter between the Parties dated May 5, 2023.

•      “Government Authority” means any relevant administrative, judicial, executive, legislative or other governmental or intergovernmental entity, department, agency, commission, board, bureau or court, and any other regulatory or self-regulatory organizations, in any country or jurisdiction

•      “Losses” means any and all compensatory, direct, indirect, special, incidental, consequential, punitive, exemplary, enhanced or other damages, settlement payments, attorneys’ fees, costs, damages, charges, expenses, interest, applicable taxes or other losses of any kind.

•      “Person” shall mean an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

•      “SS&C Associates” means SS&C and each of its Affiliates, and their respective members, shareholders, directors, officers, partners, employees, agents, successors or assigns.

•      “SS&C Web Site” shall mean the collection of electronic documents or pages residing on SS&C’s computer system, linked to the Internet and accessible through the World Wide Web, where the Transaction data fields and related screens provided by SS&C may be viewed by Users who access such site.

•      “Service Exhibit” shall mean the service exhibits attached hereto which outline the particular Digital Solutions Services to be provided by SS&C to Customer.

•      “Third Party Claim” means a Claim (i) brought by any Person other than the indemnifying Party or (ii) brought by a Party on behalf of or that could otherwise be asserted by a third party.

•      “Transactions” shall mean account inquiries, purchases, redemptions, exchanges and other transactions offered through Digital Solutions Services as specified in each Service Exhibit.

•      “User(s)” shall mean record owners or authorized agents of record owners of shares of Customer, including brokers, investment advisors and other financial intermediaries or the other Persons authorized to access a particular Digital Solutions Service pursuant to the terms of a Service Exhibit.

ARTICLE II

USE OF DIGITAL SOLUTIONS SERVICES BY CUSTOMER

Section 2.1             Selection of Digital Solutions Services. SS&C will perform, and Customer has selected, the Digital Solutions Services described on the Service Exhibits attached to this Agreement. New Service Exhibits describing additional Digital Solutions Services may be added to this Agreement from time to time by mutual written agreement of SS&C and Customer, and such additional Digital Solutions Services shall be subject to the terms of this Agreement.

Section 2.2             Selection of additional services of SS&C.

(a)	SS&C and/or its Affiliates may perform additional services for Customer from time to time as may be agreed upon by the parties pursuant to the terms of a mutually acceptable Statement of Work (“SOW”), if any (the "Professional Services"). In most cases, the Professional Services will be performed in connection with a specific Service Exhibit under this Agreement. If such Professional Services require SS&C to perform work at Customer’s location, then Customer shall supply SS&C personnel with suitable workspace, desks, and other normal office equipment, support and supplies, which may be necessary in connection with such Professional Services.

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(b)	The parties may agree upon a change to a SOW (“Change Order”); provided, however, no such change shall be binding upon either party unless and until such a Change Order has been mutually agreed in writing and signed by an authorized representative of Customer.

(c)	SS&C shall own all updates, software, software enhancements, documentation, technical notes, tangible and intangible property, and work products required to be delivered and/or produced or created by SS&C or its Affiliates in connection with the Services provided under a SOW (“Deliverables”). Notwithstanding anything to the contrary, the parties recognize that from time to time Customer may, under this Agreement, disclose to SS&C certain business or technical requirements and specifications on which SS&C or its Affiliates shall partly rely to design, structure or develop the Deliverable. Provided that, as developed, such Deliverable contains no identifiable Customer Confidential Information, (i) Customer hereby consents to SS&C’s and its Affiliates’ use of such Customer provided business or technical requirements and specifications to design, to structure or to determine the scope of such Deliverable or to incorporate into such Deliverable and that any such Deliverable, regardless of who paid for it, shall be, and shall remain, the sole and exclusive property of SS&C and its Affiliates and (ii) Customer hereby grants SS&C and its Affiliates a perpetual, nonexclusive license to incorporate and retain in such Deliverables Customer provided business or technical requirements and specifications. All Customer Confidential Information shall be and shall remain the property of Customer.

Section 2.3             SS&C Responsibilities. During the Term and subject to the provisions of this Agreement, SS&C shall, at its expense (unless otherwise provided for herein) perform the Digital Solutions Services as described in each Service Exhibit, including provision of all computers, telecommunications connectivity and equipment reasonably necessary at its facilities to operate and maintain Digital Platform and the SS&C Web Site.

Section 2.4             Customer Responsibilities. During the Term and subject to the provisions of this Agreement, Customer shall at its expense (unless otherwise provided for herein) fulfill, or cause to be fulfilled, Customer obligations, if any, set forth in each Service Exhibit to this Agreement.

Section 2.5             Digital Solutions Options. Customer is responsible for establishing implementation procedures and options available for each Digital Solutions Service, as specified in the applicable Service Exhibit.

Section 2.6             Anonymized Data. Notwithstanding anything in this Agreement, SS&C and its third party vendors may collect and use, any such data, text, and files that pass through and/or may be generated by the Customer’s use of the Digital Solutions Services in anonymized format. For clarity, such anonymized data will not include any of Customer’s Confidential Information. SS&C or its third party vendors may also review Customer’s Authorized Users and API Call usage amounts, as applicable, for billing and internal business use.

ARTICLE III
FEES

Section 3.1             Fees for Digital Solutions Services. As consideration for the performance by SS&C of the Digital Solutions Services, Customer will pay SS&C the fees relating to each such service as set forth in each Service Exhibit attached to this Agreement. SS&C will deliver a monthly billing report to Customer including a report of Transactions, by type, processed through Digital Solutions Services.

Section 3.2             Invoicing; Fee Increases. SS&C may change any of the fees and charges provided for in this Article III upon thirty (30) days written notice to Customer If such change in fees and charges the parties agree to work diligently and in good faith to amend in writing the fees charged under this Article III. All fees and charges shall be billed by SS&C monthly and paid within thirty (30) days of receipt of SS&C's invoice. Amounts billed but not paid on a timely basis and not being disputed by Customer in good faith shall accrue late fee charges equal to the lesser of one and one-half percent (1 1/2%) per month or the maximum rate of interest permitted by law, whichever is less, until paid in full. Customer shall be responsible for and SS&C shall be entitled to recover the costs of collecting unpaid fees and charges, including without limitation reasonable attorneys’ fees.

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ARTICLE IV
PROPRIETARY RIGHTS

Customer acknowledges and agrees that it obtains no rights in or to any of the software, hardware, processes, templates, screen and file formats, interface formats or protocols, and development tools and instructions, trade secrets, proprietary information or distribution and communication networks of SS&C. Any software, interfaces, interface formats or protocols developed by SS&C shall not be used by Customer for any purposes other than utilizing Digital Solutions Services pursuant to this Agreement or to connect Customer to any transfer agency system or any other Person without SS&C’s prior written approval. Customer also agrees not to take any action which would mask, delete or otherwise alter any SS&C on- screen disclaimers (including electronic forms which Users are required to accept) and copyright, trademark and service mark notifications provided by SS&C from time to time, or any “point and click” features relating to User acknowledgment and acceptance of such disclaimers and notifications.

ARTICLE V

TERM AND TERMINATION

Section 5.1             Term. Unless terminated earlier as provided in this Article V, this Agreement shall be effective as of the Effective Date and shall continue in force and effect until the expiration or termination of the Agency Agreement (the “Term”).

Section 5.2              Termination. Throughout the Term, either Party shall have the right to terminate this Agreement on written notice to the other Party of the other Party’s material breach of this Agreement and such Party’s failure to cure such breach within thirty (30) days. Additionally, SS&C shall have the right, upon at least one hundred and eighty (180) days prior written notice to Customer, to terminate this Agreement, and all Service Exhibits then in effect, in the event Customer converts to a recordkeeping platform provided by any Person other than SS&C. Customer shall have the right to terminate this Agreement if the parties are unable to reach agreement to amend the fees charged under Article III as described in Section 3.2 above by providing at least sixty (60) days prior written notice to SS&C.

Section 5.3             Effect of Termination. In the event of a termination under the provisions of this Article V, the Parties will have no continuing obligations to one another other than the obligation to return to one another the confidential or proprietary materials of the other in their possession.

ARTICLE VI
INDEMNIFICATION; LIABILITY LIMITATIONS

Section 6.1             No Other Warranties. EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, THE DIGITAL SOLUTIONS SERVICES AND ALL SOFTWARE AND SYSTEMS DESCRIBED IN THIS AGREEMENT AND ITS EXHIBITS ARE PROVIDED “AS-IS,” ON AN “AS AVAILABLE” BASIS, AND SS&C HEREBY SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING SERVICES PROVIDED BY SS&C HEREUNDER, INCLUDING ANY IMPLIED WARRANTY OF TITLE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

Section 6.2             Limitation of Liability. Notwithstanding anything in this Agreement to the contrary, neither SS&C nor any SS&C Associate shall be liable to Customer for any action or inaction of any SS&C Associate except to the extent of Losses suffered, incurred or paid by the Customer that are determined by a court of competent jurisdiction to have resulted primarily from the gross negligence, willful misconduct or fraud of SS&C or SS&C Associates in the performance of SS&C’s duties or obligations under this Agreement. Customer shall indemnify, defend and hold harmless SS&C and SS&C associates from and against Losses (including legal fees and costs to enforce this provision) that SS&C and the SS&C Associates suffer, incur, or pay as a result of any Third Party Claim or Claim among the Parties in connection with the Digital Solutions Services; except to the extent of Losses determined by a court of competent jurisdiction to have resulted primarily from the gross negligence, willful misconduct or fraud of SS&C Associates in the performance of SS&C’s duties or obligations under this Agreement. Any expenses (including legal fees and costs) incurred by an indemnified party under this Section in defending or responding to any Claims (or in enforcing this provision) shall be paid by the indemnifying party on a quarterly basis prior to the final disposition of such matter upon receipt by the indemnifying Party of an undertaking by the indemnified party to repay such amount if it shall be determined that the indemnified party is not entitled to be indemnified. The maximum aggregate amount of cumulative liability of SS&C Associates to the Fund for Losses arising out of the subject matter of, or in any way related to, this Agreement, except to the extent of Losses resulting primarily from the willful misconduct or fraud of SS&C in the performance of SS&C’s duties or obligations under this Agreement, during the Term hereof, shall not exceed the fees (but excluding any reimbursable expenses)_paid by the Fund to SS&C under this Agreement for the most recent 24 months immediately preceding the date of the event giving rise to the Claim

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Except with respect to out-of-pocket expenses and judgements awarded against and payable by SS&C resulting from a claim for which SS&C is entitled to indemnification by the Fund under this Section 6, in no event shall either party be liable to the other party for Losses that are indirect, special, incidental, consequential, punitive, exemplary or enhanced or that represent lost profits, opportunity costs or diminution of value. The following Losses shall be considered direct Losses to the extent such Losses resulted primarily from SS&C’s gross negligence, willful misconduct or fraud with respect to its obligations under Articles VII or IX, subject to the limitations of liability under Article VI of this Agreement: (i) the cost of providing notice to affected individuals, Governmental Authorities, credit bureaus or other entities (ii) the cost of providing affected individuals with credit protection services for a reasonably limited period of time; and (iii) call center support for such affected individuals for a reasonably limited period of time.

ARTICLE VII
CONFIDENTIALITY

Section 7.1             SS&C Confidential Information. Customer acknowledges and agrees that the terms and conditions of this Agreement, Digital Platform (including by way of example and without limitation all processes, algorithms, designs, techniques, code, screen and data formats, interface formats and protocols, and structures contained or included therein) and other information obtained by them concerning the other software, software applications, equipment configurations, and business of SS&C (the “SS&C Confidential Information”) is confidential and proprietary to SS&C. Customer further agrees to use the SS&C Confidential Information only as permitted by this Agreement, to maintain the confidentiality of the SS&C Confidential Information and not to disclose the SS&C Confidential Information, or any part thereof, to any other person, firm or corporation, provided, however, that if Customer becomes compelled or is ordered to disclose SS&C Confidential Information whether (i) by a court order or governmental agency order which has jurisdiction over the Parties and subject matter, or (ii) in the opinion of its legal counsel, by law, regulation or the rules of a national securities exchange to disclose any SS&C Confidential Information, Customer will, except as may be prohibited by law or legal process, provide SS&C with prompt written notice of such request or order. Customer acknowledges that disclosure of the SS&C Confidential Information may give rise to an irreparable injury to SS&C inadequately compensable in damages. Accordingly, SS&C may seek (without the posting of any bond or other security) injunctive relief against the breach of the foregoing undertaking of confidentiality and nondisclosure, in addition to any other legal remedies which may be available. Customer consents to the obtaining of such injunctive relief and in any proceeding upon a motion for such injunctive relief, Customer’s ability to answer in damages shall not be interposed as a defense to the granting of such injunctive relief.

Section 7.2             Customer Confidential Information. SS&C acknowledges and agrees that the terms and conditions of this Agreement, any information obtained by SS&C concerning the software and software applications (including by way of example and without limitation all data in the Files and algorithms, designs, techniques, code, screen and data formats and structures contained or included therein), equipment configurations, personal information regarding the customers and consumers of Customer and business of Customer (the “Customer Confidential Information”) is confidential and proprietary to Customer. SS&C hereby agrees to use the Customer Confidential Information only as permitted by this Agreement, to maintain the confidentiality of the Customer Confidential Information and not to disclose the Customer Confidential Information, or any part thereof, to any other person, firm or corporation, provided, however, that if SS&C becomes compelled or is ordered to disclose Customer Confidential Information whether (i) by a court order or governmental agency order which has jurisdiction over the Parties and subject matter, or (ii) in the opinion of its legal counsel, by law, regulation or the rules of a national securities exchange to disclose any Customer Confidential Information, SS&C will, except as may be prohibited by law or legal process, provide Customer with prompt written notice of such request or order.

SS&C acknowledges that disclosure of the Customer Confidential Information may give rise to an irreparable injury to Customer inadequately compensable in damages. Accordingly, Customer may seek (without the posting of any bond or other security) injunctive relief against the breach of the foregoing undertaking of confidentiality and nondisclosure, in addition to any other legal remedies which may be available. SS&C consents to the obtaining of such injunctive relief and in any proceeding upon a motion for such injunctive relief, SS&C’s ability to answer in damages shall not be interposed as a defense to the granting of such injunctive relief.

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Section 7.3             Consumer Privacy. Customer and SS&C shall each comply with applicable U.S. laws, rules and regulations relating to privacy, confidentiality, security, data security and the handling of personal financial information applicable to it that may be established from time to time, including but not limited to the Gramm-Leach-Bliley Act and Securities and Exchange Commission Regulation S-P (17 CFR Part 248) promulgated thereunder.

Section 7.4             Limitations; Survival. The provisions of this Article VII shall not apply to any information if and to the extent it was (i) independently developed by the receiving Party as evidenced by documentation in such Party’s possession, (ii) lawfully received by it free of restrictions from another source having the right to furnish the same, (iii) generally known or available to the public without breach of this Agreement by the receiving Party or (iv) known to the receiving Party free of restriction at the time of such disclosure. The Parties agree that immediately upon termination of this Agreement, without regard to the reason for such termination, the Parties shall forthwith return to one another all written materials and computer software which are the property of the other Party. All of the undertakings and obligations relating to confidentiality and nondisclosure in this Agreement shall survive the termination or expiration of this Agreement for a period of ten (10) years.

Section 7.6             Notwithstanding the foregoing, each Party may disclose Confidential Information pursuant to a requirement or request of a governmental agency or pursuant to a court or administrative subpoena, order or other such legal process or requirement of law, or in defense of any claims or causes of action asserted against it; provided, however, that it shall (i) first notify the other of such request or requirement, or use in defense, unless such notice is prohibited by statute, rule or court order; and (ii) at the other Party’s expense, cooperate in the other Party’s efforts to file a motion to quash or similar procedural step to frustrate the production or publication of information. Nothing herein shall require either Party to fail to honor a subpoena, court or administrative order or requirement on a timely basis. Each Party shall cooperate with the other in an effort to limit the nature and scope of any legally required disclosure of Confidential Information.

ARTICLE VIII
FORCE MAJEURE

Customer acknowledges that the Internet is not a secure organized or reliable environment, and that the ability of SS&C to deliver Digital Solutions Services is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers and encryption system developers and other vendors and third parties which are outside the control of SS&C. SS&C shall not be liable for any delays or failures to perform any of its obligations hereunder to the extent that such delays or failures are due to circumstances beyond its reasonable control, including acts of God, strikes, riots, terrorist acts, acts of war, power failures, functions or malfunctions of the Internet, telecommunications services (including wireless), firewalls, encryption systems and security devices, or governmental regulations imposed after the date of this Agreement.

ARTICLE IX
MISCELLANEOUS

Section 9.1             Governing Law; Jurisdiction. This Agreement shall be interpreted in accordance with and governed by the Law of the State of New York. The courts of the State of New York and the United States District Court for the Southern District of New York shall have exclusive jurisdiction to settle any Claim. Each Party submits to the exclusive jurisdiction of such courts and waives to the fullest extent permitted by Law all rights to a trial by jury.

Section 9.2             Subcontractors. Certain functionalities delivered as part of the Digital Solutions Services may require services from subcontractors or third party vendors. SS&C may, without further consent from Customer, engage an onshore or offshore subcontractor, third party vendor, consultant or affiliate of SS&C to perform the Digital Solutions Services (collectively, “Subcontractors”). For clarification, SS&C may subcontract any portion of the Digital Solutions Services to Affiliates of SS&C or to consultants, subcontractors and third party vendors, including, by way of example, software developers and/or cloud hosting service providers. SS&C may use Subcontractors in connection with providing the Digital Solutions Services under this Agreement and applicable Service Exhibits provided, upon Customer’s request, SS&C shall provide a list summarizing such Subcontractors that may be used by SS&C and aspects of the Digital Solutions Services that may be provided. The Digital Solutions Services performed by any such Subcontractors shall be subject to the terms and conditions of the Agreement and the applicable Service Exhibit and SS&C shall ensure such Subcontractors comply with the terms and conditions of the Agreement and applicable Service Exhibit. Subject to Section 6.2 above, SS&C shall be responsible for any breach of the Agreement or applicable Service Exhibit by its Subcontractors.

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Section 9.3             Captions. Captions used herein are for convenience of reference only, and shall not be used in the construction or interpretation hereof.

Section 9.4             Counterparts. This Agreement may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and shall be binding to the same extent as if original signatures were exchanged.

Section 9.5             Parties’ Independent Contractors. The Parties to this Agreement are and shall remain independent contractors, and nothing herein shall be construed to create a partnership or joint venture between them, and none of them shall have the power of authority to bind or obligate the others in any manner not expressly set forth herein.

Section 9.6             Severability. If any provision (or part thereof) of this Agreement is or becomes invalid, illegal or unenforceable, the provision shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not practical, the relevant provision shall be deemed deleted. Any such modification or deletion of a provision shall not affect the validity, legality and enforceability of the rest of this Agreement. If a Party gives notice to another Party of the possibility that any provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate to amend such provision so that, as amended, it is valid, legal and enforceable and achieves the intended commercial result of the original provision.

Section 9.7             No Waiver. No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by Law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No exercise (or partial exercise) of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

Section 9.8             Assignment. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by the Fund in whole or in part, whether directly or by operation of Law, without the prior written consent of SS&C, which consent shall not be unreasonably denied, delayed or conditioned. SS&C may assign or otherwise transfer this Agreement: (i) to a successor in the event of a change in control of SS&C, (ii) to an Affiliate or (iii) in connection with an assignment or other transfer of a material part of SS&C’s business, upon prior written notice to the Fund to the extent legally permissible. For the avoidance of doubt, any press release statement or public filing by SS&C with respect to such transfer shall be deemed as prior written notice. Any attempted delegation, transfer or assignment prohibited by this Agreement shall be null and void. If SS&C assigns or otherwise transfers this Agreement to a third-party other than an Affiliate without Client consent, Client may terminate this Agreement by written notice to SS&C within 90 days of receiving notice of such assignment or transfer, subject to SS&C’s right within 30 calendar days of such notice to rescind such assignment or transfer.

Section 9.9             Notices. Except as otherwise provided herein, all notices required or permitted under this Agreement or required by Law shall be effective only if in writing and delivered: (i) personally, (ii) by registered mail, postage prepaid, return receipt requested, (iii) by receipted prepaid courier, (iv) by any confirmed facsimile or (v) by any electronic mail, to the relevant address or number listed below (or to such other address or number as a Party shall hereafter provide by notice to the other Parties). Notices shall be deemed effective when received by the Party to whom notice is required to be given:

SS&C GIDS, Inc.

1055 Broadway

Kansas City, MO 64105

Attention: Legal Department

Email: FSGNotices@sscinc.com

Golub Capital Private Credit Fund:

200 Park Avenue, 25th Floor

New York, New York 10166

Attention: Legal Department

Email: legal@golubcapital.com

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Section 9.10           Entire Agreement. This Agreement (including any schedules, attachments, amendments and addenda hereto) contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto. This Agreement sets out the entire liability of SS&C Associates related to the Services and the subject matter of this Agreement, and no SS&C Associate shall have any liability to Customer or any other Person for, and Customer hereby waives to the fullest extent permitted by applicable law recourse under, tort, misrepresentation or any other legal theory.

IN WITNESS WHEREOF, the Parties hereto have set their hands by their authorized representatives as of the year and date first hereinabove indicated.

GOLUB CAPITAL PRIVATE CREDIT FUND		SS&C GIDS, INC.

By:	/s/ Joshua M. Levinson	By: /s/ Nick Wright
Name:	Joshua M. Levinson	Name: Nick Wright
Title:	Chief Compliance Officer & Secretary	Title: Authorized Signaturoy

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List of Attachments

ADDENDUM 1	Multi-Factor Authentication Services Terms and Conditions
SCHEDULE NO. 1	DIGITAL INVESTOR
SCHEDULE NO. 2	VISION
SCHEDULE NO. 3	FANMAIL
SCHEDULE NO. 4	INTERNET DEALER COMMISSIONS
SCHEDULE NO. 5	E-PRESENTMENT SERVICES
SCHEDULE NO. 6	COMPOSITION SERVICES
SCHEDULE NO. 7	SS&C BLUE PRISIM® CHORUS

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ADDENDUM 1

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Terms and Conditions

Multi-Factor Authentication Services

Multi-Factor Authentication Services. SS&C will provide SS&C Multi-Factor Authentication (“MFA”) as one of the services provided to Customer pursuant to the terms of the governing agreement (the “Master Agreement”) between Customer and SS&C. Any terms not defined in these Terms and Conditions shall have the same meaning as the terms in the Master Agreement. In the event of any conflict between the terms and conditions of the Master Agreement and these Terms and Conditions, the provisions of these Terms and Conditions will control such conflict with respect to the services provided hereunder.

1. Customers’ Services Subscription. SS&C grants Customer a limited, revocable, non-exclusive, nontransferable right to use certain services of ThreatMetrix, Inc. (“ThreatMetrix”) (the “ThreatMetrix Services”), and any other materials or intellectual property SS&C provides to Customer in connection with the ThreatMetrix Services (the “ThreatMetrix Materials”), solely for Customer’s own internal business purposes, namely: (i) identity verification; (ii) mitigation of financial and business risk; (iii) detection, investigation, assessment, monitoring and prevention of fraud and other crime; and/or (iv) compliance with anti-money laundering (AML), counter-terrorism financing (CTF), anti-bribery and corruption (ABC) and similar laws, after implementation and configuration of Customer’s website, and subject to the terms and conditions of this agreement. Customer shall not: (i) interfere with or disrupt the integrity or performance of the ThreatMetrix Services or the ThreatMetrix Services Data contained therein; or (ii) attempt to gain unauthorized access to the ThreatMetrix Services or their related systems or networks. “ThreatMetrix Services Data” shall include the following: any technology embodied or implemented in the ThreatMetrix Services or ThreatMetrix Materials; any computer code provided by ThreatMetrix for Customer’s website or computer network; any hosting environment made accessible by Customer for purposes of obtaining the ThreatMetrix Services; any suggestions, ideas, enhancement requests, or feedback related to the ThreatMetrix Services; any user device data, Internet Protocol (IP) addresses, anonymous device information, machine learning data, user data persistent in the ThreatMetrix network, device reports, or transaction histories; and any corollaries, associations, and ThreatMetrix conclusions pertaining to or arising out of any of the foregoing. Customer will provide ThreatMetrix Services Data to ThreatMetrix as may be necessary for ThreatMetrix to provide to Customer the ThreatMetrix Services. Customer will take such actions as may be legally and technically necessary to allow ThreatMetrix to collect ThreatMetrix Services Data Customer decides to receive in connection with the ThreatMetrix Services.

2. Legal Compliance. Customer will use, and Customer will require that Customer’s customers use, the ThreatMetrix Services in compliance with applicable law including, without limitation, those laws related to data privacy, international communications, and the transmission of technical or personal data. Without limiting the generality of the foregoing, Customer will be responsible for any notifications or approvals required from Customer’s customers or, if applicable, clients of Customer’s customers, arising out of any use of the ThreatMetrix Services including, without limitation, those relating to any computer code deposited on any device and any information secured from such customers or clients (or their respective devices). Customer also will be responsible for compliance with laws and regulations in all applicable jurisdictions concerning the data of Customer’s customers or clients of Customer’s customers.

3. Ownership. As against Customer, ThreatMetrix (and its licensors, where applicable) owns all right, title and interest, including all related intellectual property rights, in and to the ThreatMetrix Services and ThreatMetrix Materials, any software delivered to Customer, any hosting environment made accessible by Customer, any technology embodied or implemented in the ThreatMetrix Services and ThreatMetrix Materials, any computer code provided by ThreatMetrix for Customer’s particular website and computer network, and any ThreatMetrix Services Data. The ThreatMetrix name, the ThreatMetrix logo, and the product names associated with the ThreatMetrix Services are trademarks of ThreatMetrix or third parties, and no right or license is granted to use them. All rights not expressly granted to SS&C are reserved by ThreatMetrix and its licensors, and Customer shall have no rights which arise by implication or estoppel.

4. Limitations. The ThreatMetrix Services analyze the activities and other attributes of devices used in transactions, and provide information, including device reports generated by the ThreatMetrix Services (“Device Reports”), based on the data analyzed and the policies Customer defines. The ThreatMetrix Services provide information as to whether a device contains attributes which correlate to a device(s) used in a fraudulent transaction, but do not determine the eligibility of any individual for credit. Customer acknowledges and agrees that ThreatMetrix does not intend that the Device Reports, or any ThreatMetrix Materials, be considered consumer reports subject to the federal Fair Credit Reporting Act (“FCRA”). Customer represents that it will not use the Device Reports (or any other data provided by ThreatMetrix) for making credit eligibility decisions or for any other impermissible purpose listed in Section 604 of the FCRA (15 U.S.C. §1681b). In addition, Customer shall not, and shall not permit any representative or third party to: (a) copy all or any portion of any ThreatMetrix Materials; (b) decompile, disassemble or otherwise reverse engineer (except to the extent expressly permitted by applicable law, notwithstanding a contractual obligation to the contrary) the ThreatMetrix Services or ThreatMetrix Materials, or any portion thereof, or determine or attempt to determine any source code, algorithms, methods, or techniques used or embodied in the ThreatMetrix Services or any ThreatMetrix Materials or any portion thereof; (c) modify, translate, or otherwise create any derivative works based upon the ThreatMetrix Services or ThreatMetrix Materials; (d) distribute, disclose, market, rent, lease, assign, sublicense, pledge, or otherwise transfer the ThreatMetrix Services or ThreatMetrix Materials, in whole or in part, to any third party; or (e) remove or alter any copyright, trademark, or other proprietary notices, legends, symbols, or labels appearing on the ThreatMetrix Services or in any ThreatMetrix Materials.

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5. Indemnification. Customer shall indemnify and hold harmless ThreatMetrix and its licensors, and each of their respective officers, directors, employees, attorneys and agents from and against any and all claims, costs, damages, losses liabilities and expenses (including documented attorneys’ fees and costs) arising out of or in connection with: (i) any claim alleging that use of any information or data provided by Customer, any of Customer’s customers, or any individual or entity whose information Customer has indicated should be used in connection with the ThreatMetrix Services, infringes the rights of, or has caused harm to, a third party; (ii) any refusal to process any action requested by a user of a device based on Customer’s use of any Device Reports provided to Customer by the ThreatMetrix Services or Customer’s use of the ThreatMetrix Services; or (iii) Customer’s failure to provide data to ThreatMetrix in the format prescribed by ThreatMetrix.

6. Limitation of Liability. THE THREATMETRIX SERVICES INCLUDING, WITHOUT LIMITATION, THE DEVICE REPORTS, AND ANY OTHER SERVICES, ARE PROVIDED AS IS. THREATMETRIX HEREBY DISCLAIMS ALL OTHER REPRESENTATIONS, WARRANTIES, OR CONDITIONS OF ANY KIND, WHETHER EXPRESS, IMPLIED (EITHER IN FACT OR BY OPERATION OF LAW), OR STATUTORY, WITH RESPECT TO THE THREATMETRIX SERVICES AND THREATMETRIX MATERIALS INCLUDING, WITHOUT LIMITATION, ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT, AND ALL WARRANTIES THAT MAY ARISE FROM A COURSE OF DEALING, COURSE OF PERFORMANCE, OR TRADE PRACTICE. NOTWITHSTANDING THE FOREGOING, IN NO EVENT SHALL THREATMETRIX’S AGGREGATE LIABILITY FOR ANY CLAIM OR COMBINATION OF CLAIMS EXCEED ONE HUNDRED UNITED STATES DOLLARS ($100). IN NO EVENT SHALL THREATMETRIX AND/OR ITS LICENSORS BE LIABLE TO ANYONE FOR ANY INDIRECT, PUNITIVE, SPECIAL, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR OTHER DAMAGES OF ANY TYPE OR KIND (INCLUDING, BUT NOT LIMITED TO, LOSS OF DATA, REVENUE, PROFITS, USE OR OTHER ECONOMIC ADVANTAGE) ARISING OUT OF, OR IN ANY WAY CONNECTED WITH THE SERVICES, THREATMETRIX MATERIALS, OR SUPPORT SERVICES INCLUDING, BUT NOT LIMITED TO, THE USE OR INABILITY TO USE THE SERVICES, THREATMETRIX MATERIALS, OR SUPPORT SERVICES, ANY INTERRUPTION, INACCURACY, ERROR OR OMISSION, REGARDLESS OF CAUSE, EVEN IF THREATMETRIX HAS BEEN PREVIOUSLY ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

7. Third-Party Rights. This agreement confers rights and remedies upon ThreatMetrix. The parties may not modify or terminate this agreement without the prior written consent of ThreatMetrix.

8. Customer Acknowledgements. Customer acknowledges and agrees that SS&C has engaged ThreatMetrix, Inc. as a third party vendor to provide some or all of the services hereunder and that SS&C disclaims all liability for the performance of the vendor’s services and will not be liable with respect to any claims for losses, damages, costs or expenses which may result directly or indirectly from such vendor’s delivery of the services hereunder.

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SCHEDULE NO. 1

Copyright SS&C GIDS, Inc. 2023	SS&C CONFIDENTIAL

SERVICE EXHIBIT

For

DIGITAL INVESTOR PLATFORM SERVICES

1.	Services. Customer has requested, and SS&C will provide Digital Investor Services as one of the Digital Solutions Services pursuant to the terms of the Master Agreement for SS&C Digital Solutions Services (the “Agreement”) between Customer and SS&C. The Services are further described in the Statement of Work for Digital Investor Platform Development (“SOW”), attached hereto. Any terms not defined in this Service Exhibit shall have the same meaning as the terms in the Agreement. This Service Exhibit expressly incorporates by reference and is subject to the Agreement. In the event of any conflict between the terms and conditions of the Agreement and the terms and conditions of this Service Exhibit, the terms and conditions of this Service Exhibit will control such conflict with respect to the services provided hereunder

2.	Destruction on Termination. Upon termination or expiration of this Service Exhibit, SS&C will:

a.	Return any written, printed, or tangible materials supplied to SS&C by Customer in connection with the development of the enhanced web functionality for Customer that include Customer data.

b.	Alternatively, with the written consent of Customer, SS&C may securely destroy any of the foregoing embodying Customer data (or the reasonably non-recoverable data erasure of computerized data) and, upon request, certify such destruction in writing by an authorized officer of SS&C supervising the destruction.

SS&C may retain documents as is necessary to comply with its own document retention policies or as required by applicable law, or by a governmental or regulatory agency or body, in which case all such retained documents shall continue to be subject to the terms of this Service Exhibit.

3.	Definitions. For purposes of this Exhibit, the following additional definitions shall apply (in addition to all other defined terms in the Agreement):

•	“Customer Web Site” shall mean the collection of electronic documents or pages residing on the computer system of Customer (or an Internet Service Provider (“ISP”) hired by Customer) connected to the Internet and accessible through the World Wide Web, where User may view information about the Customer and link to Digital Investor.

•	“Multi-Factor Authentication” shall mean the User “out of band” (OOB) authentication process, utilized by Digital Investor, as governed by the terms in Addendum 1 attached hereto, whereby SS&C together with a third party service provider implements multi-factor authentication (“MFA”) security features enabling Users to enter contact information into a User security profile and establish a multi-factor authentication method for access to account data. MFA authentication will enable Users to configure or update MFA security profiles, including preferred method for MFA notifications, whereby a temporary one-time authentication code is sent to the User via SMS text message or email, which the User then enters into the application.

•	“Shareholder” shall mean the record owner or authorized agent of the owner of shares of the Customer.

4.	Acceptance Process. In accordance with a mutually agreed upon project milestones and timeline, Customer and SS&C will review and/or test each phase of the services and each deliverable contemplated by this Service Exhibit requiring acceptance within the period set forth within the SOW attached hereto.

5.	Project Changes. During this Service Exhibit Customer may request changes in Services (hereinafter collectively "Changes"). Any Changes agreed to by SS&C will be in writing signed by a duly authorized representative of each party, and function as an addendum to and be incorporated as part of the Service Exhibit. Changes may result in an increase or decrease in the fees for a project and/or adjustment of the delivery date as mutually agreed to by the parties and may require adjustments to the SOW or a separate SOW altogether. As part of its approval, SS&C may condition any Change on an increase in the payments to be made for the Services and a new work schedule if SS&C believes in good faith that such Change necessitates a change in the work schedule and SS&C will incur additional costs to implement such Change.

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6.	Deliverables. Customer acknowledges and agrees that it obtains no rights in or to any of the Deliverables other than as provided herein. Customer shall be entitled to use such Deliverables, as outlined in the SOW attached hereto, solely in conjunction with its use of the Services and shall not be used to connect Customer to any transfer agency system or any other person without SS&C’s prior written approval. Customer also agrees not to take any action which would mask, delete or otherwise alter any on-screen disclaimers of SS&C or its Affiliates (including electronic forms which Users are required to accept) and copyright, trademark and service mark notifications provided by SS&C or its Affiliates from time to time, or any “point and click” features relating to User acknowledgment and acceptance of such disclaimers and notifications.

7.	SS&C Responsibilities. The Services hereunder shall include:

Development Responsibilities.

SS&C shall perform the Services to configure and implement certain enhanced web functionality on Customer’s website. Implementation will include the functions described more fully in the attached SOW.

On-going Support Responsibilities.

SS&C will provide the following support and maintenance services:

i.	Maintaining the enhanced web infrastructure and associated disaster relief environments

ii.	Updates to the common enhanced web software as needed to maintain compatibility with API’s

iii.	Updates required by changes that SS&C chooses to make to the core enhanced web platform or hardware infrastructure that were not requested by Customer

iv.	Access to the SS&C help desk and other online support as required and above the SS&C support layer

v.	Ongoing research and development of new features, functions, and interfaces

vi.	Update as needed to maintain functionality with most recent browser updates as defined by the SS&C browser compatibility schedule

vii.	Updates as required to the Digital Investor main and disaster recovery environments

viii.	In connection with Multi-Factor Authentication:

a.	maintain User security profile information;

b.	receive and route User login requests to an authentication risk engine for evaluation, issuing challenge responses when risk factors are identified in login attempt;

c.	generate random authentication codes to be sent via Users’ registered contact methods, and require User to successfully enter valid authentication codes to gain access;

d.	during instances of time to time downtime for planned maintenance or unavailability of the authentication risk engine, continue authentication by issuing challenges to all Users attempting logins until the maintenance window or unavailability of the authentication risk engine has concluded.

8.	Customer Responsibilities. In addition to performing all customer responsibilities as set forth in the Agreement and this Service Exhibit, Customer agrees to use commercially reasonable efforts to provide timely feedback, testing and approvals to SS&C in connection with the foregoing Services and such other written instructions as SS&C may request from time to time relating to the performance of SS&C’s obligations hereunder.

9.	Fees. Except as otherwise provided in this service exhibit, the fees payable to SS&C by Customer for the Services under this Service Exhibit are set forth in the Fee Letter.

Copyright SS&C GIDS, Inc. 2023	SS&C CONFIDENTIAL

STATEMENT OF WORK

for

Digital Investor Platform Development

This Statement of Work (“SOW”) shall be incorporated into and governed by the terms and conditions of the Master Agreement for SS&C Digital Solutions Services, between Golub Capital Private Credit Fund (“Customer”) and SS&C GIDS, Inc. (“SS&C”) (the “Agreement”) and the Service Exhibit for Digital Investor Platform Services. Phrases defined in the Agreement or the Service Exhibit for Digital Investor Platform Services and used in this SOW have the same meaning when used here as they do when used in the Agreement or the Service Exhibit for Digital Investor Platform Services. In the event of any conflict between the terms and conditions of this SOW and the Agreement or Service Exhibit for Digital Investor, the terms and conditions of this SOW shall govern.

1.	Development Services

Digital Investor Platform Development Services will be based upon the elements mutually agreed to between Customer and SS&C, as set forth in the Initial Professional Service Schedule – Digital Investor Pages, and product specification documents. To assist with the development of the Digital Investor Platform, SS&C will be using standard components, functions, and business rules of Digital Investor Platform as a baseline for requirements and development. In some cases, excluding and/or removing functionality from the Digital Investor Platform standard components may be detrimental to the project from a cost or timeline perspective. As these functions are identified, they will be disclosed to Customer to determine whether the given functions should be included or excluded from scope with any impact to timeline or fee schedule.

Scope of Professional Services

Digital Investor Platform Professional Services are provided by SS&C and consists of implementation, configuration, consulting and other programming-related services (collectively “Professional Services”), as further described below, in connection with Customer’s use of the Digital Investor Web Site, Digital Platform, and other SS&C products or systems.

The new Digital Investor screens and workflows will be compatible with existing SS&C Digital Platform API services for access to recordkeeping system data and processes. Professional Services will allow the screens to be built to current design, coding and mobile accessibility standards, and to provide an enhanced end-user experience.

Customer’s Digital Investor web site will include all of the features and functionality listed in the Initial Professional Services Schedule, including the custom options listed. Wording and content changes on the site will be accommodated as reasonably requested by Customer in accordance with the platform requirements. For non-custom functions listed, Professional Services will develop the site per the production specifications for the Digital Investor Platform, incorporating Customer’s options, and styling and branding information.

SS&C and Customer may at any time agree to additions, deletions or modifications to Customer’s web site design via a Change Order.

Customer will be provided with an intake form to provide styling and branding information, such as high resolution logos, preferred fonts, colors, as well as disclaimer text, footer links, and other styling and customization data. Customer agrees to use commercially reasonable efforts to return the completed intake form within five (5) business days, but in no case longer than thirty (30) days, unless otherwise arranged.

Custom Options: For Landing Page and Asset Allocation, Professional Services will leverage industry practices and recommended Digital Investor screens and workflows. Estimates in the Fee Schedule attached hereto are based upon these industry practices, screens and workflows. This estimate includes one working design session plus a final review. Customer will give consideration to the Digital Investor recommended workflows and process as a solution for these requirements. Any material changes to the workflows or process will be discussed as part of these working sessions and will be mutually agreed upon by both Customer and Professional Services; Professional Services will assess any possible impact to project timeline and costs. Any changes to these workflows will follow the project change control process.

Professional Services will perform testing of Customer’s platform to determine its (i) conformity with the standards of certain frequently used browsers; and (ii) mobile devices, in accordance with standard practices. Please note that responsive design is an approach to web design aimed at providing an optimal viewing experience across a very wide range of devices. Some functionality may contain data elements or screen structures (tables) that are not optimal for smaller screen sizes. These features will be functional but are optimized to the extent possible given the restrictions of the screen.

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Change control for Professional Services will be governed by an industry standard change management process. In general, any revised and/or new workflows will be mutually agreed upon by Customer and Professional Services.

User Acceptance Testing. User Acceptance Testing (“UAT”) will be completed by Customer. SS&C agrees to provide resource allocations if necessary that are adequate to complete first round and second round (defect remediation testing) of testing per the project schedule.

Bug Tracking: Professional Services employs industry standard web-based bug tracking tools, project management, and workflow management (change control, release management). Customer as well as the UAT team will employ the bug tracking tool to report defects, request changes, and other project-related workflows.

The screens, workflows, and functions to be included in Digital Investor Platform- Initial Professional Services for Customer’s secure account access site are outlined in the Initial Professional Services Schedule.

2.	Advanced Bank Account Verification

If requested by Customer and subject to a separate Service Exhibit, SS&C will make available an advanced bank account validation service to replace the paper forms and related medallion guarantees in use currently. The advanced bank account validation service will be provided by a third party vendor in conjunction with the Digital Investor Platform. The bank account validation functionality will allow Users to verify a new bank account by providing a certain account information or credentials from their bank. SS&C will transmit such inquiry to vendor to evaluate User’s bank information. The terms of use associated with advanced bank account validation services will be incorporated in a separate service exhibit. In order to receive the advanced bank account verification service, Customer acknowledges and agrees that Customer and Users must agree to comply with the contract terms and conditions required by the vendor. For the avoidance of doubt, SS&C and the vendor are each independent entities and not employees, agents, partners, joint venturers or legal representatives of the other. SS&C disclaims all liability for the performance of the vendor’s services and will not be liable with respect to any claims for losses, damages, costs or expenses which may result directly or indirectly from vendor’s delivery of the advanced bank validation services in connection with the Digital Investor Platform.

3.	MFA Authentication

SS&C will make available a digital User identity and access management service to authenticate Users in connection with additional services. Subject to the terms of Addendum 1, SS&C together with a third party service provider will implement MFA Authentication security features enabling Users to enter contact information into a User security profile and establish a multi-factor authentication method for access to account data, subject to terms required by the third party service provider. Development of MFA Authentication will enable Users to configure or update MFA security profiles, including preferred method for MFA notifications, whereby a temporary one-time authentication code is sent to the User via SMS text message or email, which the User then enters into the application.

4.	Browser Support

SS&C will perform testing of Customer’s website to determine its (i) conformity with the standards of certain frequently used browsers; at the start of the project and then annually, if on-going support services are elected by Customer; and (ii) its functionality on certain mobile devices. Such testing will be performed in accordance with SS&C’s E-Business Solutions Graded Browser Support standards.

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5.	Web Analytics

If selected by Customer, the Web Analytics solution will employ a web-based analytics tracking tool on the platform. Web Analytics solution applies automated technology to generate reports on certain User behavior and interaction within the Digital Investor site at a demographic level. In addition to the rights and restrictions set forth in the Agreement and this SOW, with respect to the Web Analytics functionality of Digital Investor and collection of related data, Customer’s use of Web Analytics services may depend upon compliance with terms and conditions for integrated third party Web Analytics applications. Such third party terms and conditions may require, without limitation: i) incorporation of third party application privacy terms by reference into the privacy policy made available to Users on Customer’s Digital Investor web site; ii) provision by Customer to its Users of any legally required notice, or collection by Customer of any legally required User consent, for such data collection or use; and iii) Customer's presentation of an opportunity to each User to opt out of the collection or use of data in connection with the Web Analytics services; in each case in compliance with applicable laws, to allow SS&C or applicable third party to collect and use such data in connection with providing Web Analytics services to Customer.

The Services included represent SS&C’s standard offering and do not include customization. If Customer requests changes to the Services then the parties agree to enter into a separate SOW and such Services may affect the established project timeline and fees in this SOW.

Fees. Except as otherwise provided in this Statement of Work, The fees payable to SS&C by Customer for the Services under this Statement of Work are set forth in the Fee Letter. Fees will be invoiced based upon mutually agreed project milestones. SS&C and Customer will work together to ensure that the estimated fee is not exceeded without prior consent. SS&C will notify Customer if SS&C believes that the estimated fee will be exceeded.

Copyright SS&C GIDS, Inc. 2023	SS&C CONFIDENTIAL

STATEMENT OF WORK – INITIAL PROFESSIONAL SERVICES SCHEDULE

for

DIGITAL INVESTOR PAGES

The following screens, workflows and functions are included in the Digital Investor Platform initial build:

Digital Investor Implementation

The following represents the recommended features for a Digital Investor implementation. These take into account the existing features offered to existing shareholders while also adding new features to the platform. The pricing listed takes into account scope and tasks necessary to include these features or remove them from the build.

Web Accessibility
WCAG 2.1 Level AA	X
Secured Account Access
Enhanced Security Profile (ThreatMetrix)
Register New User	X
Secure Login	X
Advanced Authentication with Out of Band Authentication	X
Retrieve User ID	X
Reset Password (Advanced work flow using MFA)	X
Account Inquiry
Display Portfolio Summary	X
Enhanced Portfolio Display (Hide Zero Balance Accounts, Set Portfolio Sort Order)	X
View Transaction History with Filtering	X
View Statements/Tax Forms/Confirmations	X
Consent for eDelivery	X
View Pending Transactions	X
Site Map	X
Account Nicknames & Icons	X
Welcome Back Banner	X
Cost Basis
View Cost Basis Activity (Unrealized & Realized Gain/Loss)	X
Update Cost Basis Method: • Apply a single cost basis method to all investments • Apply cost basis election to each investment	X
Estimate Gain/ Loss (Unrealized) - Hypo Calculator
Beneficiary Information
View Beneficiary & Transfer on Death (TOD) Beneficiary	X
Beneficiaries - Add/Change/Delete
Account Maintenance
Change Username	X
Change Password	X
Update Security Profile (SMS Number and/or E-mail for OOB)	X
Contact Information
Address of Registration - View/Change	X

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Telephone Number - View/Add/Change	X
Email Address - View/Add/Change	X
Distribution Options - View/Change	X
Messaging Framework
Informational Messages (Pre-Authentication)	X
Index Page Only	X
Broadcast Messages (Post-Authentication)
Secure Inbox
Enhanced Insights and Marketing Messages
Message at Log out
Additional Options
Operator ID	X
Analytics Enabled & Basic Reports	X
AWD Integration
Courtesy E-mails	X
Year to Date Tax Information
Duplicate Statements & Tax Forms
View Dealer Information	X
Calculate Historical Balance	X

Copyright SS&C GIDS, Inc. 2023	SS&C CONFIDENTIAL

SCHEDULE NO. 2

SERVICE EXHIBIT

for

VISION SERVICES

1.	Vision Services. Customer has requested, and SS&C will provide Vision Services as one of the Digital Solutions Services pursuant to the terms of the Master Agreement for SS&C Digital Solutions Services (the “Agreement”) between Customer and SS&C. The Vision Services (the “Vision Services”) consist of the services provided by SS&C utilizing FAN®, the Vision Web Site, the Distribution Support Services Web Site, the Internet, and other systems provided by SS&C and telecommunications carriers, whereby Users may view account information related to a Customer’s Financial Products or submit Transaction requests directly to the Financial Product’s transfer agent via the Internet, as described further in this Service Exhibit.

2.	Definitions. For purposes of this Exhibit, the following additional definitions shall apply (in addition to all other defined terms in the Agreement):

•	“Customer Web Site” shall mean the collection of electronic documents or pages residing on the computer system of Customer (or an Internet Service Provider (“ISP”) hired by Customer) connected to the Internet and accessible through the World Wide Web, where Users may view information about the Financial Products and access the various Transaction screens made available through Vision Services.

•	“Distribution Support Services Web Site” shall mean the collection of electronic documents or pages residing on the SS&C controlled World Wide Web address (currently, https://www.dstdss.com), linked to the Internet and accessible through the World Wide Web, which Customer may access to view information about Users and approve/deny access requests by Users.

•	“Financial Products” shall mean mutual funds, or real estate investment trusts or limited partnerships or other similar financial products, and "Financial Product Units" or “Units” shall mean the shares or units of a Financial Product held by a record owner.

•	“Transactions” shall mean new account establishment, account inquiries, purchases, redemptions through Automated Clearing House, fed wire, or check to the address of record for the Financial Product account, exchanges, maintenance and other transactions offered from time to time through Vision Services.

•	“Unit Holder” shall mean the record owner of Financial Product Units.

•	“User(s)” shall mean the authorized agents, selling agents and other intermediaries (i.e., broker/dealers, registered investment advisors or registered representatives) acting on behalf of record owners of Units of a Financial Product whom Customer has authorized to use Vision Services.

•	“Vision Web Site” shall mean the collection of electronic documents or pages residing on the SS&C controlled World Wide Web address (currently https://www.dstvision.com), linked to the Internet and accessible through the World Wide Web, which Users may access to view account information or to request Transactions on behalf of the record owners for whom they are acting.

•	“Vision Implementation Procedures” shall mean the optional features and functions of Vision Services which are selected by Customer, and the processes needed to activate these functions, for the various components of Vision Services, a copy of which has been provided to Customer.

3.	SS&C Responsibilities. In connection with its performance of Vision Services, SS&C shall:

(a)	receive Transaction requests electronically transmitted by Users to the Vision Web Site via the Internet and route Transaction requests through Digital Platform to Customer’s transfer agency system;

(b)	deliver to Customer a Vision Implementation Procedures instruction form;

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(c)	provide all computers, telecommunications connectivity and equipment reasonably necessary at its facilities to operate Digital Platform, the Vision Web Site and the Distribution Support Services Web Site;

(d)	deliver a monthly billing report to Customer, which shall include a report of Transactions, by type, processed through Vision Services;

(e)	provide Multifactor Authentication, subject to the terms set forth in Addendum 1

(f)	perform all other SS&C obligations as set forth in the Agreement.

4.	Customer Responsibilities. In connection with its use of Vision Services, Customer shall:

(a)	provide the Vision Implementation Procedures to SS&C for each Financial Product in writing on forms provided by SS&C and update the Digital Solutions Options in writing as required by Customer from time to time (Vision is offered in a generic format with limited Financial Product customization, as described in the Vision Implementation Procedures);

(b)	provide SS&C with such other written instructions as it may reasonably request from time to time relating to the performance of SS&C’s obligations hereunder; and

(c)	perform all other Customer obligations as set forth in the Agreement.

As a condition of a User’s access to the Vision Services, Customer acknowledges that each User must comply with all User Enrollment and Authorization Procedures described in the Authentication Procedures Section of this Vision Exhibit.

If Customer chooses to allow Users to use the Vision Services via Customer’s Web Site, Customer shall also:

(d)	provide all computers, telecommunications equipment and other equipment and software reasonably necessary to develop and maintain the Customer Web Site; and

(e)	design and develop the Customer Web Site functionality necessary to facilitate and maintain the hypertext links to the Vision Web Site and the various related web pages and otherwise make the Customer Web Site available to Users.

5.	Customer Controlled Marketing Content. Through the Vision Web Site, SS&C provides Customer the ability to post content (plain text or HTML) including hypertext links to other Web sites, that is displayed and viewable to all Users authorized by Customer. The use of this feature of Vision Services is optional, at the discretion of Customer, and subject to the following terms and conditions:

(a)	Customer is solely responsible for any and all content and hypertext links displayed in the Customer-Controlled Content Areas of the Vision Web Site.

(b)	Customer is solely responsible for compliance with all legal and regulatory requirements which may apply to content and hypertext links in the Customer-Controlled Content Areas of the Vision Web Site, including, but not limited to copyright, trade secret and intellectual property laws and federal and state securities laws which may apply to the promotion of mutual fund products and securities or other Financial Products, as applicable, electronically and over the Internet.

(c)	SS&C reserves the right, but has no duty, to electronically monitor the Customer-Controlled Content Areas of the Vision Web Site for adherence to the terms of this Agreement and may, disclose any and all data and information posted to the Customer-Controlled Content Areas of the Vision Web Site to the extent necessary to protect the rights or property of SS&C, its affiliates or licensees, or to satisfy any law, regulation or authorized governmental request.

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(d)	SS&C reserves the right, but has no duty, to prohibit conduct, promotional material, hypertext links to certain sites, comments, responses or any communication, data, information or content posted to the Customer-Controlled Content Areas of the Vision Web Site which it deems, in its sole discretion, to be harmful to SS&C, its customers or any other person or entity.

(e)	Customer acknowledges that SS&C cannot ensure editing or removal of any inappropriate, questionable or illegal content posted to the Customer-Controlled Content Areas of the Vision Web Site or to any site on the Internet accessed from a hypertext link at the Customer- Controlled Content Areas of the Vision Web Site. Accordingly, Customer agrees that SS&C has no liability for any action or inaction with respect to content or hypertext links posted to or deleted from the Customer-Controlled Content Areas of the Vision Web Site and Customer shall indemnify and hold SS&C harmless from and against any and all costs, damages and expenses (including attorney’s fees) arising out of the posting of content or hypertext links at the Customer-Controlled Content Areas of the Vision Web Site.

6.	Change in Designated Financial Products. Upon five (5) business days prior notice to SS&C, Customer may change the Financial Products designated to participate in Vision Services by delivering to SS&C, in writing, a revised list of participating Financial Products.

7.	Indemnity for Actions of Users. Customer acknowledges that the use of Vision by Users to conduct Transactions on behalf of Unit Holders presents risks arising from the actions of such Users. Accordingly, Customer hereby indemnifies and holds SS&C harmless from, and shall defend it against any and all claims, demands, costs, expenses and other liabilities, including reasonable attorneys’ fees, arising out of financial or other consequences of Transactions conducted by Users, or out of disputes as to the authority of Users to conduct Transactions.

8.	Fees. Except as otherwise provided in this service exhibit, the fees payable to SS&C by Customer for Vision Services are set forth in the Fee Letter.

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VISION

Authentication Procedures

1.	ID/Password Requirements - Users

Authentication of a User in Vision is based on the Vision Operator ID and Password.

Required - The Vision Operator ID, assigned by SS&C, shall have access authorization as determined by Customer. This may include the following access levels, at Customer’s option, the contents of which shall be determined by Customer:

Unrestricted Access - This allows the User to view any account information for all of Customer’s Financial Products.

Dealer Level Access - This allows the User to view any account information with the authorized dealer number.

Dealer/Branch Level Access - This allows the User to view any account information with the authorized dealer and branch combination.

Dealer/Representative Level Access - This allows the User to view any account information with the authorized dealer and representative combination.

Tax ID Level Access -This allows the User to view any account with the authorized Social Security Number and/or TIN of the Unit Holder.

Trust/TPA Access – This allows the User to view any account with the authorized trust company or Third Party Administrator number assigned to the underlying account/contract.

Required - Password is used in conjunction with Vision Operator ID to access the Vision Web Site, which consequently provides access to any Financial Product account information that has been previously authorized by Customer. Vision does not use a personal identification number (PIN).

2.	b.	ID/Password Requirements – Customer point of contact

Authentication of a Customer point of contact in the Distribution Support Services Web Site is based on an Operator ID and Password.

Required - The Operator ID, chosen by Customer, shall have access as determined by Customer. Access will be specific to the management company associated with Customer. This may include the following access levels, at Customer’s option, inquiry only access (Customer point of contact may only view information related to Users) or update access (Customer point of contact may update profiles related to Users, including, but not limited to, changing, adding and deleting User information). SS&C shall store the Operator ID and associated access levels. Any personnel changes or access changes affecting Customer point of contact must be communicated to SS&C promptly.

Required - Password is used in conjunction with Operator ID to access the Distribution Support Services Web Site, which consequently provides access to any User information (profile, firm, address, authorization information, etc.).

2.	Vision Automation[1]

Enrollments eligible for the automation process will be limited to Rep-level requests only. SS&C will validate the following criteria to determine if access will be approved:

(a)            Dealer/Branch/Rep criteria must match exactly. The provided Dealer/Branch/Rep from the enrolment will be matched against the sample account number on the TA2000 shareowner master table (B88).

1 Vision Automation is an optional feature that Customer may choose to add to their Vision Services by notifying their relationship contact. This add-on is set to be released May 2023, but could be subject to delays.

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(b)            The first 5 letters of the representative’s Last Name on the Vision profile must match to any 5 successive letters of the Rep Name on the shareowner master from the account number provided in the enrolment. If the Last Name on the Vision enrollment contains less than 5 letters, the process will match on the last name provided. Last name enrollments containing a single letter will not be approved.

(c)            If this above requirements are met, such request will be deemed “in good order”, and access will be granted without further follow up by SS&C and such request will not be escalated to Customer for review/approval.

(d)            Customer acknowledges that SS&C is agreeing to the above process changes solely as an accommodation to Customer and does not take any position as to the advisability of such change. Customer further acknowledges and agrees that SS&C shall have no liability to Customer or any other person or party in connection with or arising directly or indirectly from SS&C following this instruction from Customer. This letter constitutes an instruction of Customer as provided in the Agreement and, in particular, Section 6.01(d) of the Agreement.

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USER ENROLLMENT AND AUTHORIZATION PROCEDURES

The following procedures are part of the Authentication Procedures applicable to Vision Services.

1.	Enrollment.

Each User is required to complete an Electronic Enrollment Form, which is available at a URL designated by SS&C (at the date of this Agreement - www.dstvision.com). Users enrolling for access may complete the enrollment process by providing SS&C with information called for in the Electronic Enrollment Form about their practice and the Financial Products they wish to access.

2.	Customer Authorization.

Upon receiving a completed Electronic Enrollment Form from a User, SS&C will make available an Authorization Request to Customer (point of contact) through the Distribution Support Services Web Site. The Authorization Request will identify the level of access requested and the security criteria as well as provide a sample client Tax ID/Social Security Number.

Through the Distribution Support Services Web Site, Customer point of contact is solely responsible for authorizing or denying each User request for access to Transactions through Vision Services. When authorizing requests, security criteria must be verified by Customer. This includes verifying:

•	Appropriate Level of Authorization. Please note, each authorization will provide access to the level indicated on SS&C’s Authorization Request. Access may be requested at the dealer, dealer/branch, dealer/representative, tax ID, or Trust/TPA level.

•	Accurate Access Security Criteria. Customer must verify that each field authorized in the security criteria accurately represents the dealer/branch/representative or tax ID information which appears on the master of the representative’s clients’ accounts. 100% of the representative’s accounts should reflect the authorized criteria.

Customer assumes all responsibility for verifying the security level of each new User authorization request. SS&C shall not be required to verify that the person who processes the Authorization Request is legally authorized to do so on behalf of Customer and SS&C shall be entitled to rely conclusively upon such approval/denial without further duty to inquire.

3.	Password & ID Notification.

When Customer approves an authorization request, the User’s ID is updated for the authorized security and an e-mail is sent to the User notifying him/her of their access to the Vision Web Site. Users are required to establish their own initial password during enrollment at a URL designated by SS&C (at the date of this Agreement - www.dstvision.com/assignpswd.html).

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SCHEDULE NO. 3

SERVICE EXHIBIT

for

BASIC FAN MAIL SERVICES

1.	Parties. This Service Exhibit is made by and between SS&C GIDS, Inc., a Delaware corporation (“SS&C”), and Golub Capital Private Credit Fund (“Customer”). This Service Exhibit is an exhibit to the Master Agreement for SS&C Digital Solutions Services by and between SS&C and Customer (the “Agreement”). Any terms not defined in this Service Exhibit shall have the same meaning as the terms in the Agreement. This Service Exhibit expressly incorporates by reference and is subject to the Agreement. In the event of any conflict between the terms and conditions of the Agreement and the terms and conditions of this Service Exhibit, the terms and conditions of this Service Exhibit will control such conflict with respect to the services provided hereunder.

2.	Basic FAN Mail Services. Customer has requested, and SS&C will provide, for the Term set forth on the signature page of this Service Exhibit, Basic FAN Mail Services as one of the Digital Services pursuant to the terms of the Master Agreement for SS&C Digital Solutions Services (the “Agreement”) between Customer and SS&C.

3.	Definitions. For purposes of this Exhibit, the following additional definition shall apply (in addition to all other defined terms in the Agreement):

•	“Distribution Support Services Web Site” shall mean the collection of electronic documents or pages residing on the SS&C controlled World Wide Web address (currently, https://www.dstdss.com), linked to the Internet and accessible by hypertext link through the World Wide Web, which Customer may access to view information about Recipients and approve/deny access requests by Recipients.

•	“FAN Mail®” shall mean the SS&C-designed, developed and instituted system known as “Financial Adviser Network MailTM” or “FAN Mail,” which enables SS&C to make data from SS&C's TA2000® mutual fund recordkeeping systems and data provided to SS&C, in the format specified by SS&C, from other mutual fund recordkeeping systems or recordkeeping systems maintained by third parties for other Funds, available through the Internet to authorized Recipients.

•	“FAN Mail Services” shall mean the services provided by SS&C utilizing FAN Mail, the Distribution Support Services Web Site, the Internet, and other systems provided by SS&C and telecommunications carriers, as described in the Service Exhibits which are attached to this Agreement from time to time.

•	“Recipient(s)” shall mean the Persons described herein to whom data is made available utilizing FAN Mail Services, including specified authorized agents of record owners of the Customer, including registered financial advisers, financial planners and other financial intermediaries.

4.	SS&C Responsibilities. In connection with its performance of Basic FAN Mail Services, SS&C shall:

a.	Receive data (“Files”) from Customer or extract Files from TA2000 as instructed by Customer, address the Files to Recipients who have been designated by Customer to receive the Files and who have completed the enrollment process for Basic FAN Mail Services described below, and make the Files available to such Recipients. Files will be made available through the Internet via hypertext link to the SS&C Web Site. SS&C shall provide each Recipient utilizing the Internet with a recipient ID (the “Recipient ID”) and a password (the “Password”) in accordance with the then current Recipient Enrollment and Authorization Procedures and shall permit access to the file(s) associated with a given Recipient ID and Password whenever the appropriate Recipient ID and Password is received at the SS&C Web Site. Each Recipient is responsible for accessing and retrieving such Recipient’s Files.

b.	Make available to Recipients the Files set forth on the File and Usage Fee Schedule attached to this Service Exhibit. SS&C may, from time to time, and upon notice to Customer, add and/or delete Files from the File and Usage Fee Schedule.

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c.	Perform the following administrative functions: maintain a data base which contains the Recipient's name, address, electronic mailing address, forty-five (45) day history of Files made available and list of Recipients by dealer/adviser number; provide billing to Customer; reasonably assist Customer and Recipients to establish FAN Mail links; monitor transmissions and provide ongoing technical support for FAN Mail; and maintain a Website facilitating enrollment for Recipients of Customer’s Files.

d.	Establish links between Customer, the SS&C Web Site and the Distribution Support Services Web Site, provide telephone support to Customer and Recipients respecting use of FAN Mail, use reasonable efforts to resolve problems, and establish and maintain the SS&C Web Site so it is available.

e.	Perform all other SS&C obligations as set forth in the Agreement.

5.	Customer and Recipient Responsibilities. During the Term and subject to the provisions of this Agreement, Customer shall at its expense (unless otherwise provided for herein) fulfill Customer obligations as follows:

(a)	Customer. Customer must:

(i)	Comply with all Recipient Enrollment and Authorization Procedures attached as part of this Exhibit;

(ii)	Transmit Files daily from Financial Product recordkeeping systems maintained by third parties to SS&C in formats specified from time to time by SS&C, if applicable. For Files to be extracted from TA2000, by execution of this Service Exhibit Customer hereby consents, and instructs SS&C to extract Files from TA2000 for Recipients who have been designated by Customer to receive the Files;

(iii)	Perform all other Customer obligations as set forth in the Agreement.

(b)	Recipient. As a condition of a Recipient’s access to Files, Customer acknowledges that each Recipient must:

(i)	Obtain and pay for connectivity to the Internet or delivery protocol;

(ii)	Have the proper equipment and software to enable the Recipients to access the SS&C Web Site and download the Files therein and obtain all related maintenance, including support in the event of download problems; and

(iii)	Comply with all Recipient Enrollment and Authorization Procedures attached as part of this Exhibit.

Customer agrees that SS&C shall not be required to provide Files to any Recipient who fails to comply with the foregoing.

6.	Fees for Basic FAN Mail Services. Except as otherwise provided in this service exhibit, as consideration for the performance by SS&C of the Basic FAN Mail Services, Customer shall pay to SS&C the following fees and charges:

(a)	A monthly FAN Mail access and support charge as set forth in the Fee Letter.

(b)	A usage fee per record made available to Recipients -- each one hundred sixty (160) bytes of information, or portion thereof, being a record -- as set forth in the Fee Letter.

All other terms and conditions shall be governed by the Agreement into which this Service Exhibit is incorporated.

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RECIPIENT ENROLLMENT AND AUTHORIZATION PROCEDURES

for

BASIC FAN MAIL SERVICES

The following Enrollment and Authorization Procedures, which may be modified by SS&C from time to time, are also part of the Security Procedures applicable to the Basic FAN Mail Services:

1.	Enrollment.

(a)            New Recipients. Each Recipient is required to complete an online enrollment found at http://www.dstfanmail.com and electronically submit to SS&C the information called for in the enrollment process. In order to complete the enrollment process, the Recipient must verify Recipient’s agreement to SS&C’s Terms and Conditions for access to FAN Mail Services by clicking an “I Agree” button. The Recipient must identify the broker/dealer with which the Recipient is associated. If SS&C does not already have a hard copy blanket Broker/Dealer Authorization Letter completed and on file for the identified broker/dealer, the Recipient must submit a hard copy Broker/Dealer Authorization Letter signed by the broker/dealer. SS&C will not be required to verify that the person who clicks agreement to the Terms and Conditions or that the person who signs the Broker/Dealer Authorization Letter is legally authorized to do so and SS&C shall be entitled to rely conclusively upon such agreement keystroke or signature without further duty to inquire. The Recipient must also provide all information requested concerning the Recipient’s practice and which financial products the Recipient wishes to access. A Recipient ID and Password are established immediately upon completion of the enrollment process.

(b)            Currently Enrolled Recipients. Recipients who are currently enrolled and authorized by Customer to receive Files for Basic FAN Mail Services at the time of execution of this Service Exhibit under any prior FAN Mail Agreement shall not be required to re-enroll and Customer agrees that authorization shall be deemed to be given as to such Recipients until Customer notifies SS&C otherwise.

2.	Customer Authorization.

Upon SS&C’s receipt of enrollment instructions from the Recipient, SS&C will make available an Authorization Request to Customer (point of contact) through the Distribution Support Services Web Site.

Through the Distribution Support Services Web Site, the Customer’s point of contact is solely responsible for authorizing or denying each Recipient request for access to the product. When authorizing requests, security criteria must be verified by Customer. This includes verifying that each field authorized in the security criteria accurately represents the dealer/branch/representative, tax ID, or cumulative discount information or any additional data extract criteria requested that appears on the master of the Recipient’s clients’ accounts. 100% of the Recipient’s accounts should reflect the authorized criteria.

Customer assumes all responsibility for verifying and approving the security level of each new Recipient authorization request. SS&C shall not be required to verify that the person who processes the Authorization Request is legally authorized to do so on behalf of Customer and SS&C shall be entitled to rely conclusively upon such approval/denial without further duty to inquire. No Files will be made available until the request is authorized by Customer.

3.	Data Availability Notification.

When Customer approves an authorization request, the Recipient’s ID is updated for the authorized security and an e-mail is sent to the Recipient notifying him/her that data is available for retrieval.

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FILE AND USAGE FEE SCHEDULE TO

BASIC FAN MAIL SERVICES EXHIBIT

1.	Files.

The following Files may be made available to Recipients:

“Account Position” - This file reports the current Financial Product Unit balance and net asset value for every account, regardless of whether the account had activity. This file is generally provided on a monthly basis and consists of two (2) records per account.

“Direct Financial Activity” - This file is generated as a result of activity being posted to the Financial Product Unit owner account. The information in this file reports all activity involving the movement of money and/or Financial Product Units (with the exception of distributions) and consists of two (2) records per account.

“Account Master Position/New Account Activity/Non-Financial Activity” - This file provides registration information on each Financial Product Unit holder account for the Recipient. The Account Master Position is used to initialize the Recipient’s database. The New Account Activity provides any new accounts established for the Recipient. The Non- Financial Activity is generated from maintenance activity to the Financial Product Unit owner registration. These files consist of three (3) records per account.

“Distribution Activity” - This file is used to confirm all activity resulting from the distribution of a dividend, and long or short term capital gain. The file will be generated after the distribution has been applied to the Financial Product Unit holder account. This file consists of two records (2) per account.

“Daily Price” - This file contains the daily offering price and Net Asset Value of every CUSIP (separate security). This file consists of one (1) record per CUSIP.

"Security" - This file is systematically generated by SS&C and appended to the end of each associated Account Master Position/New Account Activity/Non-Financial Activity file being delivered. This file may also be generated upon request based on the month-end Account Position file. Unique security investment details such as Ticker/Quotron, CUSIP, Customer and Product Names are reported within this file. This file consists of one (1) record per unique CUSIP delivered in the associated file. Because this file is used to supplement the Account Master Position/New Account Activity/Non- Financial Activity files, SS&C does not charge any fees for the records provided in this file.

"Average Cost Position/Activity" - This file reports cost basis details including initial cost basis, the source of reporting, the last calculation date, the current net investment figure and current shares. The Average Cost Position file is used to initialize a Recipient's database. The Average Cost Activity file is generated as a result of a change to the cost basis of an account. These files consist of one (1) record per account.

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SCHEDULE NO. 4

SERVICE EXHIBIT

for

INTERNET DEALER COMMISSIONS

1.	Parties. This Service Exhibit is made by and between SS&C GIDS, Inc., a Delaware corporation (“SS&C”), and Golub Capital Private Credit Fund(“Customer”). This Service Exhibit is an exhibit to the Master Agreement for SS&C Digital Solutions Services by and between SS&C and Customer (the “Agreement”). Any terms not defined in this Service Exhibit shall have the same meaning as the terms in the Agreement. This Service Exhibit expressly incorporates by reference and is subject to the Agreement. In the event of any conflict between the terms and conditions of the Agreement and the terms and conditions of this Service Exhibit, the terms and conditions of this Service Exhibit will control such conflict with respect to the services provided hereunder.

2.	Internet Dealer Commissions. Customer has requested, and SS&C will provide, for the Term set forth on the signature page of this Service Exhibit, Internet Dealer Commissions as one of the Digital Services pursuant to the terms of the Master Agreement for SS&C Digital Solutions Services (the “Agreement”) between Customer and SS&C. SS&C will use the Internet Dealer Commissions to make commission data available to Broker/Dealers authorized by Customer. Each Broker/Dealer authorized by Customer will have the ability to retrieve commission data relating to the investment companies managed by Customer from the SS&C Web Site.

3.	Definitions. For purposes of this Exhibit, the following additional definition shall apply (in addition to all other defined terms in the Agreement):

•	“Commission Data” shall mean front-end load, advanced, and 12b-1 dealer compensation information relating to the investment companies managed by Customer.

•	“Distribution Support Services Web Site” shall mean the collection of electronic documents or pages residing on the SS&C controlled World Wide Web address (currently, https://www.dstdss.com), linked to the Internet and accessible by hypertext link through the World Wide Web, which Customer may access to view information about Recipients and approve/deny access requests by Recipients.

•	“FAN Mail®” shall mean the SS&C-designed, developed and instituted system known as “Financial Adviser Network MailTM” or “FAN Mail,” which enables SS&C to make data from SS&C's TA2000® mutual fund recordkeeping systems and data provided to SS&C, in the format specified by SS&C, from other mutual fund recordkeeping systems or recordkeeping systems maintained by third parties for other Funds, available through the Internet to authorized Recipients.

•	“FAN Mail Services” shall mean the services provided by SS&C utilizing FAN Mail, the Distribution Support Services Web Site, the Internet, and other systems provided by SS&C and telecommunications carriers, as described in the Service Exhibits which are attached to this Agreement from time to time.

•	“Recipient(s)” shall mean the Persons described herein to whom data is made available utilizing FAN Mail Services, including specified authorized agents of record owners of Customer, including registered financial advisers, financial planners and other financial intermediaries.

4.	SS&C Responsibilities. In connection with services utilizing the Internet Dealer Commissions, SS&C shall:

a.	Receive Commission Data as files (“Files”) from Customer as instructed by Customer, address the Files to Broker/Dealers who have been designated by Customer to receive the Files and who have completed the enrollment process for the Internet Dealer Commissions as described below and make the Files available to such Broker/Dealers. All files will be made available only through the Internet via the SS&C Web Site. SS&C shall provide each Broker/Dealer utilizing the Internet with a Broker/Dealer ID (the “Broker/Dealer ID”) and a password (the “Password”) and shall permit access to the Commission Data associated with a given Broker/Dealer ID and Password whenever the appropriate Broker/Dealer ID and Password is received at the SS&C Web Site. Each Broker/Dealer is responsible for accessing and retrieving such Broker/Dealer’s Files.

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b.	Perform the following administrative functions necessary to establish the link between the Files and the Broker/Dealer's Internet directory: facilitate enrollment for Broker/Dealers requesting Customer’s Commission Data; maintain a data base which contains the Broker/Dealer's name, address, electronic mailing address, and forty five (45) day history of Commission Data made available through the SS&C Web Site; provide billing to Customer; reasonably assist Customer and Broker/Dealers to establish Internet links; monitor transmissions; and provide ongoing technical support for the Internet Dealer Commissions services.

c.	Establish Internet links between Customer and the SS&C Web Site; provide telephone support to Customer and Broker/Dealers respecting use of the Internet Dealer Commissions; use reasonable efforts to resolve problems; and establish and maintain the SS&C Web Site so it is available for contact by Broker/Dealers.

d.	Perform all other SS&C obligations as set forth in the Agreement.

5.	Customer and Broker/Dealer Responsibilities. During the Term and subject to the provisions of this Agreement, Customer shall at its expense (unless otherwise provided for herein) fulfill Customer obligations as follows:

a.	Customer. Customer must:

i.	Comply with all Broker/Dealer Enrollment and Authorization Procedures attached as a part of this Exhibit;

ii.	Transmit Files daily from Financial Product recordkeeping systems maintained by third parties to SS&C in formats specified from time to time by SS&C. Instruct SS&C to make transmitted Commission Data files available to Broker/Dealers who have been designated by Customer to receive the Files; and

iii.	Perform all other Customer obligations as set forth in the Agreement.

b.	Broker/Dealer. As a condition of a Broker/Dealer’s access to Files, Customer acknowledges that each Broker/Dealer must:

i.	Obtain and pay for connectivity to the Internet or delivery protocol;

ii.	Have the proper equipment and software to enable the Broker/Dealer to access and download the Files therein and obtain all related maintenance, including support in the event of download problems; and

iii.	Comply with all Broker/Dealer Enrollment and Authorization Procedures attached as part of this Exhibit.

Customer agrees that SS&C shall not be required to provide Files to any Broker/Dealer who fails to comply with the foregoing.

6.	Fees for Internet Dealer Commissions. Except as otherwise provided in this service exhibit, as consideration for the performance by SS&C of the Internet Dealer Commissions services described above, the fees payable to SS&C by Customer are set forth in the Fee Letter

All other terms and conditions shall be governed by the Agreement into which this Service Exhibit is incorporated.

Copyright SS&C GIDS, Inc. 2023	SS&C CONFIDENTIAL

BROKER/DEALER ENROLLMENT AND AUTHORIZATION PROCEDURES

for

INTERNET DEALER COMMISSIONS

The following Enrollment and Authorization Procedures, which may be modified by SS&C from time to time, are also part of the Security Procedures applicable to the Internet Dealer Commissions.

1.	Enrollment.

Each Broker/Dealer is required to complete an online enrollment found at http://www.dstidc.com and electronically submit to SS&C the information called for in the enrollment process. In order to complete the enrollment process, the Broker/Dealer must verify Broker/Dealer’s agreement to SS&C’s Terms and Conditions for access to Internet Dealer Commissions Services by clicking an “I Agree” button. SS&C will not be required to verify that the person who clicks agreement to the Terms and Conditions is legally authorized to do so and SS&C shall be entitled to rely conclusively upon such agreement keystroke or signature without further duty to inquire. The Broker/Dealer must also provide all information requested concerning the Broker/Dealer’s practice and which financial products the Broker/Dealer wishes to access. A Broker/Dealer ID and Password are established immediately upon completion of the enrollment process.

2.	Customer Authorization.

Upon SS&C’s receipt of enrollment instructions from the Broker/Dealer, SS&C will make available an authorization request to Customer (point of contact) through the Distribution Support Services Web Site.

Customer’s point of contact is solely responsible for authorizing or denying each Broker/Dealer request for access to the product by reviewing, signing and returning the Authorization Request Form to SS&C. When authorizing requests, security criteria must be verified by Customer. 100% of the Broker/Dealer’s accounts should reflect the authorized criteria.

Customer assumes all responsibility for verifying and approving the security of each new Broker/Dealer authorization request. SS&C shall not be required to verify that the person who signs the Authorization Request Form on behalf of Customer is legally authorized to do so and SS&C shall be entitled to rely conclusively upon such signature without further duty to inquire. No Commission Data will be made available until the request is authorized by Customer.

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SCHEDULE NO. 5

SERVICE EXHIBIT

for

E-PRESENTMENT SERVICES

This “Service Exhibit” for e-Presentment Services (“Services”) is entered into by and between Golub Capital Private Credit Fund (“Customer”) and SS&C GIDS, Inc. (“SS&C”). This Service Exhibit is an exhibit to the Master Agreement for SS&C Digital Solutions Services by and between SS&C and Customer (the “Agreement”). This Service Exhibit expressly incorporates by reference and is subject to the Agreement. Any terms not defined in this Service Exhibit shall have the same meaning as the terms in the Agreement. In the event of any conflict between the terms and conditions of the Agreement and the terms and conditions of this Service Exhibit, the terms and conditions of this Service Exhibit will control such conflict with respect to the services provided hereunder.

1.	Definitions

Unless otherwise defined herein, all capitalized terms shall have the meaning set forth in the Agreement.

“Application” means the Services applications as set forth in this Services Exhibit.

"Consent" means End-Users expressed consent to access and retrieve document information, including periodic statements, financial information, disclosure, tax, or confirmation documents, or marketing materials, electronically.

“Development Documents” means any of the following documents: System Requirements Document, Project Development Estimate, Project Requirements Document or any other mutually agreed to document describing the development activities.

“Document” means the equivalent electronic rendition of a single customer communication to an End-User as identified in this Services Exhibit, including, but not limited to statement, dunning notice, check image, report, trade confirmation, or tax document.

“Document Type” means the documents set forth in Development Documents for which the Services will be provided.

“End-User” means (i) Customer’s authorized representatives and (ii) Customer’s customers that have provided Consent to access electronic Applications provided by SS&C via the Internet.

“Image” means the equivalent of impression that would be applied to one side of a single sheet in a simplex print- processing environment.

“Services” means the services described in this Services Exhibit.

2.	Description of Services

2.1	SS&C will provide the following Services (“Services”):

a.	Load All – Document load, storage and CSR web presentment: SS&C will load Documents into its electronic Application (“SS&C Archive”). Documents will be stored for thirty-six (36) months or until the Agreement is terminated, whichever is earlier, following the load date of Documents. SS&C shall properly destroy Documents on its system once SS&C is no longer obligated to maintain such Documents, as set forth herein. All loaded Documents will be available online for CSR viewing, regardless of whether or not the End-User has provided Consent for delivery of Documents.

b.	Consented Load Only – Document, load, storage and CSR web presentment: SS&C will load Documents for End-Users who have provided Consent for electronic delivery of Documents into its electronic Application (“SS&C Archive”). Documents will be stored for thirty-six (36) months or until the Agreement is terminated, whichever is earlier, following the load date of Documents. SS&C shall properly destroy Documents on its systems once SS&C is no longer obligated to maintain such Documents, as set forth herein. All loaded Documents will be available online for CSR viewing.

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c.	Presentment Hosting: SS&C will provide a hosted environment to enable Consumer Presentment, Secure eMail and CSR web presentment. Application hosting includes managing the hardware and software environment, the capacity to support presentment, as well as creation, delivery and management of email notifications.

2.2	As requested by Customer and upon payment of additional fees, SS&C will provide the following optional services:

a.	Statement Presentment via Web Services: Up to thirty-six (36) months of Documents for End- Users, excluding, if applicable, any third party intermediaries such as agents, who have not provided Consent or elected paper suppressions, will be made available via a standard web services request from Customer’s website. All loaded Documents will be available online for CSR viewing, regardless of whether or not the End-User has provided Consent for delivery of electronic Documents.

b.	Statement Presentment for End-Users via SS&C hosted services: SS&C will develop Customer branded web pages for electronic presentment of Documents to End-Users, excluding third party intermediaries such as agents, who have provided Consent. SS&C will provide “document available” email notifications to End-Users indicating that a Document is available online for viewing. This service includes Customer defined requirements for retries of email notifications, as well as spam and bounce management capabilities as defined in the applicable Development Documents. SS&C will make available to Customer, via a report accessible through its ePriority portal, a list of undeliverable email addresses.

c.	Dealer Viewing via VISION: Up to thirty-six (36) months of electronic Documents for third party intermediaries such as dealers will be available via SS&C Systems’ VISION application.

d.	Consent and Suppression: SS&C will provide Customer branded web pages for the collection of End- User Consent for electronic delivery of Documents and suppression of paper based delivery.

e.	Extended Storage of Documents in SS&C Archive: Customer must notify SS&C in writing 60 days in advance of the end of any 36 month retention period expiration of Customer’s desire to have Documents stored for additional months. Documents will continue to be retained so long as Customer has not made a request in writing to terminate Extended Storage. SS&C shall properly destroy Documents on its system after the required storage period has ended and SS&C is no longer obligated to maintain such Documents, as set forth herein.

f.	eMail Notifications: SS&C will create and send an email with content provided by Customer, to Consented End-Users with the email addresses contained in the consent database or as otherwise provided by Customer. eMail delivery occurs after Documents are loaded into the Application and released or made available for viewing. This Service includes Customer defined requirements for eMail retries, spam and bounce management capabilities. SS&C will make available to Customer, via a report accessible through its ePriority portal, a list of undeliverable email addresses.

g.	Regulatory eMail Notifications: SS&C will create and send an email, with links to respective regulatory documents with content provided by Customer, to Consented End-Users with the email addresses contained in the consent database or as otherwise provided by Customer. eMail delivery occurs after email samples are approved and released for delivery by Customer. This Service includes Customer defined requirements for eMail retries, spam and bounce management capabilities. SS&C will make available to Customer, via a report accessible through its ePriority portal, a list of undeliverable email addresses.

h.	Document Load from Customer’s Historical Archive: SS&C will process Customer’s historical data along with an index file as described in applicable Development Documents. SS&C will load the data into its electronic Application (“SS&C Archive”). The data will be stored for thirty-six (36) months or until the Agreement is terminated, whichever is earlier following the load date of Documents. SS&C shall properly destroy Documents on its system once SS&C is no longer obligated to maintain such Documents, as set forth herein. All Documents will be available online for CSR viewing, regardless of whether or not the End-User has provided Consent.

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i.	Marketing eMails to Customer’s customers: SS&C will create and send emails containing content provided by Customer to the email addresses contained in an email request via batch file or web services as provided by Customer. eMail delivery occurs after each email file is released. This Service includes Customer defined requirements for eMail retries, spam and bounce management capabilities. SS&C will make available to Customer, via a report accessible through its ePriority portal, a list of undeliverable email addresses. This Service is intended for emails sent to Customer’s customers for any business related communication, and is specifically not available for solicitation purposes.

2.3	Development Documents

The Development Documents describe all requirements for customization of the Services, the web site, and other systems and software utilized in connection with performance of the Services. Customer will comply with the terms of the Development Documents that describe any project assistance that may be required for completion of deliverables described in the Development Documents. The Services may also include such additional services and/or customization of the Services as may be mutually agreed upon by the Parties from time to time. Each such additional service and/or customization, together with such additional pricing, fees, expenses, terms, conditions, as mutually agreed by the Parties, shall be detailed in separate Development Documents that will be annexed to and made a part of this Services Exhibit.

2.4	Composition/ Print Services

Under this Service Exhibit, SS&C will not provide direct composition or print services. Customer will be required to either: (i) enter into an agreement with SS&C for direct composition or print services via a service exhibit for Composition Services, or (ii) find and enter into an agreement with a separate third party provider for any direct composition and print services it requires. If Customer enters into an agreement with SS&C for direct composition and/or print services, the terms of that service exhibit will govern. If Customer enters into an agreement with a third party provider for direct composition and/or print services Customer must notify SS&C and provide written confirmation for SS&C to send the applicable data files to the third party provider for direct composition and/or print services. Once the third party provider has completed composition of the applicable data files, SS&C will be available to receive the composed images back from the third party provider for Customer’s presentment needs under this Schedule.

3.	Delivery of Data for Processing, Schedules and Data Requirements

Customer will transmit via a mutually agreed upon method and on an agreed upon schedule.

Delivery of the Customer Data to the SS&C production facility will be via the format, protocols and formatting instructions set forth in the agreed Development Documents and Customer Data must fulfill the requirements identified in the Development Documents.

SS&C will have no responsibility for delays or errors resulting from Customer’s failure to provide Customer Data correctly. Customer may, at its option, transmit Customer data before Customer has made a final accuracy check. Therefore, SS&C will hold all production until a written or electronic release has been issued by Customer. Should retransmissions be necessary or a release be issued that is later rescinded, Customer shall pay SS&C the applicable processing Fees, (i.e. Load All, Statement Presentment, and Electronic Distribution and Notification fees), for any work performed prior to rescission at the rates set forth in the Pricing Attachment.

4.	Obligations and Conditions of Services

4.1	SS&C assumes no responsibility for the business results achieved from use of the Services or errors or interruptions caused by third parties, including but not limited to (i) failures attributable to user errors or misuse of the Services, (ii) failures to use corrections supplied by SS&C, or (iii) modifications by Customer or any third party. SS&C makes no warranty with respect to the performance of third parties such as web portals, automated clearing houses, financial institutions, and other internet service providers and telecommunication carriers, or as to the reliability, security or performance of the internet.

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4.2	Customer will promptly notify SS&C of any suspected fraudulent activity of which Customer may become aware during the Term. Customer will only use the Services provided under this Service Exhibit for the purposes contemplated herein.

4.3	Customer will notify SS&C in writing immediately if it becomes aware of any claim of loss or liability by a third person related to a Service.

5.	Fees

Except as otherwise provided in this service exhibit, the fees payable to SS&C by Customer for the Services under this Service Exhibit are set forth in the Fee Letter.

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SCHEDULE NO. 6

SERVICE EXHIBIT

for

COMPOSITION SERVICES

This is a “Service Exhibit” for Composition Services (“Services”) entered into by and between Golub Capital Private Credit Fund (“Customer”) and SS&C GIDS, Inc. (“SS&C”) made a part of the Master Services Agreement by and between Customer and SS&C (“Agreement”). Unless specifically stated otherwise, all terms, covenants and conditions described in the Agreement are incorporated herein by reference as if the same had been described herein in full. In the event of a conflict between the terms set forth in this Services Schedule and the Agreement, the terms of this Service Exhibit shall govern.

1.	Definitions

Unless otherwise defined herein, all capitalized terms shall have the meaning set forth in the Agreement.

“Development Documents” means any of the following documents: System Requirements Document, Project Development Estimate, Project Requirements Document or any other mutually agreed to document describing the development activities.

“Document” means the equivalent electronic rendition of a single customer communication as identified herein or in the Development Documents, including, but not limited to statement, dunning notice, check image, report, trade confirmation, or tax document.

“Document Type” means the types of Documents set forth in Development Documents for which the Services will be provided.

“Format” means SS&C will structure the input data provided by Customer’s recordkeeping system so as to present the information organized and arranged according to Customer’s requirements as detailed in the Development Documents.

“Image” means the equivalent of impression that would be applied to one side of a single sheet in a simplex print- processing environment.

“Services” means the services described in this Services Schedule.

2.	Description of Services

2.1	SS&C will provide the following Services (“Services”):

a.	Data Processing –Documents: SS&C will process Customer’s data, format, and index the data in a design and Format the data to support the electronic presentment and delivery of Documents or delivery of such Documents to a print vendor of Customer’s choice. The Services will include: (i) composition and electronic creation of all Document Types (as defined in below); (ii) creating, archiving, and maintaining electronic Images of each composed and created Document Type; and (iii) making available Document Types to a print vendor or electronic present vendor of Customer’s choice.

b.	Development of Document Type Templates. As part of the Services, SS&C shall create and maintain the format, design and content for each Document Type (each, a “Document Type Template”) in accordance with Customer’s requirements. Customer may request SS&C to create new Document Type Templates and/or to modify a Document Type Template (each, a “Document Type Template Development/Modification Request”). SS&C shall create and/or modify Document Type Templates and Customer shall evaluate and either accept or reject such Document Type Template in accordance with the process set forth in Annex 1 attached hereto. Once created and approved by Customer, all Document Type Templates shall be maintained by SS&C in accordance with this Service Schedule.

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2.2	Development Documents

The Development Documents describe all requirements for customization of the Services, the web site, and other systems and software utilized in connection with performance of the Services. Customer will comply with the terms of the Development Documents that describe any project assistance that may be required for completion of deliverables described in the Development Documents. The Services may also include such additional services and/or customization of the Services as may be mutually agreed upon by the Parties from time to time. Each such additional service and/or customization, together with such additional pricing, fees, expenses, terms and conditions, all as mutually agreed by the Parties, shall be detailed in separate Development Documents that will be annexed to and made a part of this Service Exhibit.

3.	Delivery of Data for Processing, Schedules and Data Requirements

Customer will transmit via a mutually agreed upon method and on an agreed upon schedule.

Delivery of the Customer Data to the SS&C production facility will be via the format, protocols and formatting instructions set forth in the agreed Development Documents and Customer Data will fulfill the requirements identified in the Development Documents.

SS&C will have no responsibility for delays or errors resulting from Customer’s failure to provide Customer Data correctly. Customer may, at its option, transmit Customer data before Customer has made a final accuracy check. Therefore, SS&C will hold all production until a written or electronic release has been issued by Customer. Should retransmissions be necessary or a release be issued that is later rescinded, Customer shall pay SS&C the applicable processing Fees, for any work performed prior to rescission at the rates set forth in the Pricing Attachment.

4.	Obligations and Conditions of Services

4.1	SS&C assumes no responsibility for the business results achieved from use of the Services or errors or interruptions caused by third parties, including but not limited to (i) failures attributable to user errors or misuse of the Services, (ii) failures to use corrections supplied by SS&C, or (iii) modifications by Customer or any third party. SS&C makes no warranty with respect to the performance of third parties such as web portals, automated clearing houses, financial institutions, and other internet service providers and telecommunication carriers, or as to the reliability, security or performance of the internet.

4.2	Customer will promptly notify SS&C of any suspected fraudulent activity of which Customer may become aware during the Term. Customer will only use the payment services for the purposes contemplated herein.

4.3	Customer will notify SS&C in writing immediately if it becomes aware of any claim of loss or liability by a third person related to a Service.

5.	Fees

Except as set forth in this service exhibit, SS&C will perform the Services in exchange for the Fees set forth in the Fees Letter.

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Annex 1

Document Type Template Creation/Modification Process

1.            At any time during the Term, Customer may submit a Document Type Template Development/Modification Request to SS&C. Each Document Type Template Development/Modification Request will be in writing and will set out Customer’s reasonable requirements related thereto.

2.            SS&C will submit to Customer: (i) as soon as reasonably possible after receiving a Document Type Template Development/Modification Request, but in no event more than five (5) Business Days after receipt of complete requirements, a written proposal for performance of the Development Request (“Document Type Development Request Proposal”), which shall include the following: (1) a description of the tasks to be performed by SS&C; (2) the applicable specifications; (3) the completion date for each task and for each deliverable; (4) the specific resources to be provided by SS&C by project discipline for the performance of the Document Type Development Request; and (5) the applicable fees due to SS&C.

3.            If Customer accepts a Document Type Development Request Proposal, SS&C will perform the Document Type Development Request in accordance with the agreed upon terms and requirements set forth in such Document Type Development Request Proposal and the terms and conditions of this Service Schedule (collectively, the “Development/Modification Terms”).

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SCHEDULE NO. 7

SERVICE EXHIBIT

for

SS&C BLUE PRISM® CHORUS

1.	SS&C Blue Prism Chorus Services. Customer has requested, and SS&C will provide, SS&C Blue Prism Chorus Services as one of the Digital Services pursuant to the terms of the Master Agreement for SS&C Digital Solutions Services (the “Agreement”) between Customer and SS&C. Any terms not defined in this Service Exhibit shall have the same meaning as the terms in the Agreement. This Service Exhibit expressly incorporates by reference and is subject to the Agreement. In the event of any conflict between the terms and conditions of the Agreement and the terms and conditions of this Service Exhibit, the terms and conditions of this Service Exhibit will control such conflict with respect to the services provided hereunder.

2.	Definitions. For purposes of this Exhibit, the following additional definitions shall apply (in addition to all other defined terms in the Agreement):

•	“Blue Prism Chorus Data Center” shall mean the data center(s) utilized by SS&C to provide services.

•	“Blue Prism Chorus Server Software” shall mean that part of the SS&C Blue Prism Chorus software that resides on an server and the Chorus database operated at the Blue Prism Chorus Data Center and used by SS&C to provide services to Customer related to the Financial Products under the Agency Agreement between Customer and SS&C of even date herewith (as such agreement may be amended, restated or replaced, the “Services Agreement”).

•	"System" shall mean collectively the computer software described on Exhibit A attached hereto (the "Licensed Software"), all related user and system documentation (the "Documentation").

•	"User" means any employee of Customer and any assigned worker identified by an independent entry on the W06 Blue Prism Chorus User Security Table as more specifically set forth on Exhibit A.

•	“Version” shall mean a set of object code and associated documentation of the Licensed Software that is associated with a specific hardware platform, operating system or other technology, which distinguishes it from other forms of the Licensed Software.

3.	Software License

During the Term hereof, SS&C hereby grants to Customer, and Customer accepts from SS&C a non-exclusive, non- transferable license (the "License") to remotely access and use the machine executable (object code) copy of the Licensed Software and the Documentation in accordance with the terms and conditions of this Service Exhibit.

Customer acknowledges and agrees that, as between Customer and SS&C, the System (including, but not limited to, the Licensed Software) is the property of SS&C and its licensors and that this Service Exhibit grants Customer no title or rights of ownership in the System or any components thereof, or any right to use, copy, transfer or disclose all or any portions of the System except as expressly provided in this Service Exhibit. All changes, additions, and updates in the Licensed Software or Documentation that may be provided by SS&C or other work product of SS&C provided by SS&C pursuant to this Service Exhibit; shall remain proprietary to SS&C and shall be received by the Customer for its use pursuant to all of the restrictions and other terms and conditions of this Service Exhibit, including, but not limited to, use limitations, the exclusion and limitation of warranties, limitation of liability, and undertakings of confidentiality and non-disclosure.

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4.	Use of the System.

a.	The Licensed Software, and any part thereof, may be used only by the Customer for the Customer or any of Customer's Subsidiaries and Affiliates to remotely access the Blue Prism Chorus Server Software in order to process information and documents arising in the normal course of Customer’s business related to the Financial Products and for no other purpose. This Service Exhibit does not grant Customer a license to the Blue Prism Chorus Server Software or the Chorus database being operated at the Blue Prism Chorus Data Center and no such software will be delivered to Customer hereunder. For clarification, the Blue Prism Chorus Server Software and Chorus database accessed by Customer with the Licensed Software shall be the same Blue Prism Chorus Server Software and Chorus database currently used by SS&C AMS to provide Customer services pursuant to the Services Agreement and Customer shall not have a license to such software nor a right to have a separate instance of such software or database run by SS&C AMS for the benefit of Customer. The Customer shall not (i) permit any third party to use the Licensed Software, or any part thereof, or access the System or any part thereof or (ii) use the System or the Blue Prism Chorus Server Software or the Chorus database to process the documents or data of any third party except for the Financial Products, and then only in connection with the services provided by SS&C AMS under the Services Agreement. All documents and data processed by the System and output produced by the System shall be the property of and owned by Customer or Customer's Affiliates.

b.	Customer will not directly, or indirectly through any Affiliate, agent or other third party: (a) sell, lease, license or sublicense the Software or the Documentation to any third party; (b) decompile, disassemble, or reverse engineer the Software, in whole or in part; (c) write or develop any derivative software or any other software program based upon the Software or any SS&C Confidential Information; (d) use the Software to provide processing services to third parties, or otherwise use the Software on a ‘service bureau’ basis; (e) provide, disclose, divulge, or make available to, or permit use of the Software by any third party without SS&C’s prior written consent, unless otherwise specified. The above stated restrictions shall also apply to all Third Party Software if provided by SS&C.

c.	Unless otherwise specified, Customer is responsible for licensing all third party technology and software required to use the Software (“Third Party Software”).

d.	Customer may use outside data services and other third party software products in connection with the Software. Customer is responsible for procuring these services and software and for the fees related to their installation and use. Notwithstanding anything in this Service Exhibit to the contrary, neither SS&C nor its Affiliates shall be liable to Customer or any other person for any damages and losses with respect to such services and software, reliance by SS&C or Customer on such services and software, or the provision of such services and software in connection with this Service Exhibit.

5.	No maintenance and support services shall be provided by SS&C hereunder. Customer shall inform SS&C in writing of any modification in the applicable Licensed Software made by others than SS&C.

6.	Customer Obligations.

a.	Customer, with computer equipment and through transmission facilities installed on its premises, shall transmit such information and data that Customer determines is to be input and that is required to use the Server Software to the Blue Prism Chorus Data Center.

b.	Customer shall transmit or cause to be transmitted to the Blue Prism Chorus Data Center, in the formats and form specified by SS&C, all information, data or other documentation required or desirable in connection with Customer’s use of the SS&C Chorus BPM Server, the Peripheral Servers, or the Blue Prism Chorus Data Center so that the input shall be complete and accurate when it is received by the Blue Prism Chorus Data Center. Customer shall advise SS&C of any (i) errors or mistakes in the data, information or documentation transmitted to the Blue Prism Chorus Data Center, (ii) errors or mistakes in the records maintained (or intended to be maintained) on the SS&C Chorus BPM Servers, and/or the related image storage systems, (iii) errors or mistakes in the output generated by the Blue Prism Chorus Server Software or (iv) any other issues with respect to Customer’s use of the SS&C Chorus BPM Server, the Blue Prism Chorus Data Center, any third party software operated by or hosted by the Blue Prism Chorus Data Center and/or the operation of the Blue Prism Chorus Server Software. Using normal audit and control procedures, Customer shall verify (i) that all data, information and documentation transmitted to the Blue Prism Chorus Data Center hereunder is properly input into the System and is accessible by Customer hereunder and (ii) all output received hereunder. Notification of any errors or mistakes or other issues shall be provided promptly under the circumstance (but no later than 24 hours after Customer knows or reasonably should know of such error or mistake or other issue). Customer shall be responsible and liable for any resulting Losses and the cost or expense of regenerating any output if Customer shall have (i) failed to utilize and employ a reasonable control procedure available on the System, (ii) failed to transmit properly any information, data or documentation, (iii) transmitted erroneous or incorrect information, data, or documentation, or (iv) failed or delayed to notify SS&C of any error or mistake in (x) any record, report, data or information sent to SS&C, (y) the records maintained or supposed to be maintained on the SS&C Chorus BPM Server and/or the related image storage systems or (z) the output provided by SS&C.

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7.	Chorus BPM Customer Center. In the event Customer uses the Chorus BPM Customer Center™, Customer accepts and agrees to the following:

a.	At no charge to Customer, and in accordance with SS&C security procedures SS&C will provide Customer with the uniform resource locator for the Chorus BPM Client FORUM and assign Customer an identification number and password to facilitate Customer’s access to and use of the Chorus BPM Customer Center in accordance with the terms of this Agreement.

b.	Customer may access and use the Chorus BPM Customer Center in the ordinary course of its business solely as it relates to Customer’s use of Chorus BPM, to participate in discussions about Chorus BPM and related SS&C products and services with SS&C and other Chorus BPM licensees. Customer may post its questions and comments, and responses to any questions or comments posted by SS&C or any other Chorus BPM licensee in the Chorus BPM Customer Center.

c.	All information available to Customer via the Chorus BPM Customer Center shall be considered SS&C Confidential Information as used in the Agreement.

d.	Under no circumstances shall SS&C be liable for any damages whatsoever, whether direct, indirect, incidental, consequential, special or exemplary (even if SS&C has been advised of, or has foreseen the possibility of such damages) arising from the access, use, or inability to access or use the Chorus BPM Client Center The Chorus BPM Customer Center is provided “as is”, “where is”. No material posted to the Chorus BPM Client Center shall modify or amend the terms of this Agreement.

e.	All Confidential Information posted by SS&C, Customer or any third party to the Chorus BPM Customer Center by SS&C is and shall remain the property of SS&C. The posting of Confidential Information to the Chorus BPM Customer Center does not place such material in the public domain or constitute any waiver by SS&C of any trademark, copyright or other proprietary rights in such material, or the grant of any express or implied right or license to Customer to, or under, SS&C’s patents, copyrights, trademarks, trade secrets or intellectual property. Customer hereby waives any and all copyrights or other proprietary rights to, or restrictions upon the use of any question, comment, response or other data or information posted to the Chorus BPM Customer Center by Customer.

8.	Fees. Except as set forth in this service exhibit, the fees payable to SS&C by Customer for the Services under this Service Exhibit are set forth in the Fee Letter.

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DST TECHNOLOGIES, INC.

SS&C Blue Prism® Chorus

Component	Quantity	Version	Type
Chorus BPM BPM Named User[2]	As Needed	3.x or Chorus BPM10	Per User Component

A "User" is defined as any person identified by an independent entry on the W06 Chorus BPM User Security table with a status of anything other than disabled. Unless otherwise explicitly provided for under the license agreement, no human being may access the System in any manner either directly or indirectly, without having a discrete and independent W06 Chorus BPM User Security table entry. For the avoidance of doubt, Customer may not utilize any software, systems or interfaces to aggregate access to the System in any manner that utilizes a number of W06 Chorus BPM User Security table entries less than the number of human beings accessing the System.

2 SS&C Blue Prism Chorus Named User can be configured for access to all create, view, inquiry, update, lookup, and work select functionality in the System, excluding all document management and imaging functions.

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